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As filed with the Securities and Exchange Commission on January 16, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THERAVANCE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3265960
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

901 Gateway Boulevard
South San Francisco, CA 94080
(650) 808-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Rick E Winningham
Chief Executive Officer
Theravance, Inc.
901 Gateway Boulevard
South San Francisco, CA 94080
(650) 808-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

The Commission is requested to send copies of all communications to:

David T. Young Brooks Stough Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 1200 Seaport Boulevard Redwood City, California 94063 (650) 321-2400	John Wilson Shearman & Sterling LLP Four Embarcadero Center, 38th Floor San Francisco, California 94111 (415) 616-1100	Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

              Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

                  If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

                  Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Convertible Subordinated Notes due 2023	(1)	100%	(1)	(2)

Common Stock, par value $0.01 per share(3)	(1)(4)	(1)	(1)	(2)

(1)
An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement.

(2)
The registrant is deferring payment of the registration fee pursuant to Rule 456(b) under the Securities Act and is omitting this information in reliance on Rule 456(b) and Rule 457(r) under the Securities Act.

(3)
The common stock being registered hereby includes associated rights to acquire Series A junior participating preferred stock of Theravance, Inc., pursuant to the Rights Agreement described in the prospectus contained in this registration statement.

(4)
Includes an indeterminate number of shares of common stock issuable upon conversion of the Convertible Subordinated Notes due 2023 for which the registrant will receive no additional consideration in connection with the exercise of the conversion privilege and for which no additional registration fee is payable pursuant to Rule 457(i) under the Securities Act. Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued to prevent dilution resulting from stock splits, stock dividends, and other similar events.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated January 16, 2013

PROSPECTUS

$250,000,000

        % Convertible Subordinated Notes due 2023

              We are offering $250,000,000 principal amount of our        % convertible subordinated notes. The notes will bear interest at the rate of         % per year, payable semiannually on January 15 and July 15 of each year, beginning July 15, 2013. The notes will mature on January 15, 2023.

              Holders may convert their notes into shares of our common stock at an initial conversion rate of            shares for each $1,000 in notes (equivalent to an initial conversion price of approximately $            per share), subject to adjustment, at any time prior to the close of business on the second business day immediately preceding the stated maturity date.

              We may not redeem the notes prior to their stated maturity date.

              If we experience a "fundamental change," as defined herein, each holder may require us to purchase for cash all or a portion of such holders' notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to but excluding the repurchase date. In addition, we will in some circumstances increase the conversion rate of the notes with a make-whole premium for conversions in connection with certain fundamental changes.

              The notes will be our unsecured subordinated obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness and effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and to all existing and future indebtedness and other liabilities of our subsidiaries.

              Our common stock is listed on the Nasdaq Global Market under the symbol "THRX." On January 15, 2013, the last reported sale price of our common stock was $23.50 per share.

              Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page 17 of this prospectus.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us(1)		%	$

(1)
Plus accrued interest from January     , 2013, if settlement occurs after that date.

              The underwriters may also purchase up to an additional $37,500,000 principal amount of notes within 30 days from the date of this prospectus.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants on or about January     , 2013.

BofA Merrill Lynch

The date of this prospectus is                        , 2013.

Prospectus

              Neither we nor the underwriters have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, including the documents incorporated by reference in this prospectus, when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of the prospectus entitled "Where You Can Find More Information."

ABOUT THIS PROSPECTUS

              This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, while others are incorporated by reference from our previously filed periodic reports or our Registration Statement on Form 8-A (Commission File No. 000-30319), filed on September 27, 2004, and amendments thereto, including their exhibits, and you may obtain copies of these documents as described below under "Where You Can Find More Information."

              General information about us can be found on our website at "http://www.theravance.com". The information on our website is for information only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this prospectus and should not be considered part of this or any other report filed with the Securities and Exchange Commission.

              You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date after the respective dates of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since that date.

              We incorporate important information into this prospectus by reference. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under "Where You Can Find More Information" in this prospectus. Generally, when we refer to "this prospectus," we are referring to this prospectus as well as to the information incorporated by reference herein. You should carefully read this prospectus and the additional information described under "Where You Can Find More Information" before investing in the notes.

              We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations and warranties or covenants may not have been accurate when made or if accurate, were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

              Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to "Theravance," "the Company," "we," "us" and "our" refer to Theravance, Inc., a Delaware corporation and its consolidated subsidiaries.

              Theravance and the Theravance logo are our registered trademarks. RELVAR™, BREO™, ANORO™ and ELLIPTA™ are trademarks of the GlaxoSmithKline group of companies. The use of these brand names has not yet been approved by any regulatory authority. Other trademarks, tradenames or service marks of other companies appearing in this prospectus are the property of their respective owners.

              We reserve the right to withdraw this offering of notes at any time. We and the underwriters also reserve the right to reject any offer to purchase the notes offered hereby, in whole or in part, for any reason, or to sell less than the amount of notes offered hereby.

 NOTE REGARDING FORWARD-LOOKING STATEMENTS

              The information in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not of historical fact, including, without limitation, statements regarding our strategy, future operations, future financial position, future revenues, projected costs and expenses, prospects, plans, goals and objectives, may be forward-looking statements. The words "anticipates," "believes," "designed," "estimates," "expects," "goal," "intends," "may," "plans," "projects," "pursuing," "will," "would" and similar expressions (including the negatives thereof) are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions, expectations or objectives disclosed in our forward-looking statements and the assumptions underlying our forward-looking statements may prove incorrect. Therefore, you should not place undue reliance on our forward-looking statements. Actual results or events may differ significantly from the results discussed in the forward-looking statements we make. Factors that might cause such a discrepancy include but are not limited to those discussed below in "Risk Factors." All forward-looking statements in this document are based on information available to us as of the date hereof and we assume no obligation to update any such forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-3 under the Securities Act relating to the notes and the common stock issuable upon conversion thereof offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus.

              We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC (including exhibits to such documents) at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's website at www.sec.gov.

 INCORPORATION BY REFERENCE

              The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent "furnished" and not "filed") and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    1.
    Annual Reports on Form 10-K and 10-K/A for the year ended December 31, 2011, filed on February 27, 2012 and May 24, 2012, respectively.

    2.
    All information in our proxy statement filed with the SEC on April 16, 2012 and May 7, 2012 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011.

    3.
    Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 2, 2012.

    4.
    Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 1, 2012.

    5.
    Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on October 31, 2012.

    6.
    Our current reports on Form 8-K filed on January 6, 2012, January 9, 2012, February 9, 2012 (but only with respect to Item 5.02), March 23, 2012, April 2, 2012, May 16, 2012, May 17, 2012, May 22, 2012, May 24, 2012, June 19, 2012, July 2, 2012, July 13, 2012, September 4, 2012 (reporting on Item 8.01 matters), September 19, 2012, September 26, 2012, October 16, 2012, October 24, 2012, December 14, 2012, December 18, 2012 and January 9, 2013.

    7.
    The description of our common stock and preferred stock purchase rights contained in the Registration Statement on Form 8-A filed with the SEC on September 27, 2004.

              You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 808-6000 or by writing to us at the following address:

Theravance, Inc.
901 Gateway Boulevard
South San Francisco, CA 94080
Attn: Investor Relations

              Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purpose of this prospectus to the extent that a statement contained in this prospectus (or in any document incorporated by reference therein) or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

              To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is not incorporated by reference in this prospectus.

 PROSPECTUS SUMMARY

              This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that you should consider before investing in our notes. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements incorporated by reference in this prospectus, before making an investment decision. Unless the context otherwise requires, any reference to "Theravance," "we," "our" and "us" in this prospectus refers to Theravance, Inc., a Delaware corporation, and its subsidiaries.

 Theravance, Inc.

              Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates and strategic collaborations with pharmaceutical companies. We are focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections, and central nervous system (CNS)/pain. Our key programs include: RELVAR™ or BREO™ (fluticasone furoate/vilanterol), ANORO™ (umeclidinium bromide/vilanterol) and MABA (Bifunctional Muscarinic Antagonist-Beta2 Agonist), each partnered with GlaxoSmithKline plc (GSK), and our oral Peripheral Mu Opioid Receptor Antagonist program. By leveraging our proprietary insight of multivalency to drug discovery, we are pursuing a best-in-class strategy designed to discover superior medicines in areas of significant unmet medical need.

              Our strategy focuses on the discovery, development and commercialization of medicines with superior efficacy, convenience, tolerability and/or safety. Our proprietary approach combines chemistry and biology to discover new product candidates using our expertise in multivalency. Multivalency refers to the simultaneous attachment of a single molecule to multiple binding sites on one or more biological targets. When compared to monovalency, whereby a molecule attaches to only one binding site, multivalency can significantly increase a compound's potency, duration of action and/or selectivity. Multivalent compounds generally consist of several individual small molecules, at least one of which is biologically active when bound to its target, joined by linking components. In addition, we believe that we can enhance the probability of successfully developing and commercializing medicines by identifying at least two structurally different product candidates, whenever practicable, in each therapeutic program.

Our Programs

              The table below summarizes the status of our most advanced product candidates for internal development or co-development.

Key:	ADHD: Attention Deficit Hyperactivity Disorder; CNS: Central Nervous System; COPD: Chronic Obstructive Pulmonary Disease; FF: Fluticasone Furoate; GI: Gastrointestinal; LAMA: Long-Acting Muscarinic Antagonist; MABA: Bifunctional Muscarinic Antagonist-Beta2 Agonist; UMEC: Umeclidinium; VI: Vilanterol

              In the table above:

  •
  Development Status indicates the most advanced stage of development that has been completed or is in process.

  •
  Phase 1 indicates initial clinical safety testing in healthy volunteers, or studies directed toward understanding the mechanisms of action of the drug.

  •
  Phase 2 indicates further clinical safety testing and preliminary efficacy testing in a limited patient population.

  •
  Phase 3 indicates evaluation of clinical efficacy and safety within an expanded patient population.

  •
  Filed indicates that a marketing application has been submitted to a regulatory authority. The RELVAR™ or BREO™ applications are under review and the ANORO™ submissions are not yet under review.

  •
  We consider programs in which at least one compound has successfully completed a Phase 2a study showing efficacy and tolerability as having achieved Proof-of-Concept.

Our Relationship with GlaxoSmithKline

LABA collaboration

              In November 2002, we entered into our long-acting beta2 agonist (LABA) collaboration with GSK to develop and commercialize once-daily LABA products for the treatment of chronic obstructive pulmonary disease (COPD) and asthma. For the treatment of COPD, the collaboration is developing two combination products: (1) RELVAR™ or BREO™ (FF/VI), an investigational once-daily combination medicine consisting of a LABA, vilanterol (VI), and an inhaled corticosteroid (ICS), fluticasone furoate (FF) and (2) ANORO™ (UMEC/VI), a once-daily investigational medicine combining a long-acting muscarinic antagonist (LAMA), umeclidinium bromide (UMEC), with a LABA, VI. For the treatment of asthma, the collaboration is developing FF/VI. The FF/VI program is aimed at developing a once-daily combination LABA/ICS to succeed GSK's Advair®/Seretide™ (salmeterol and fluticasone as a combination) franchise, which had reported 2011 sales of approximately $8.1 billion, and to compete with Symbicort® (formoterol and budesonide as a combination), which had reported 2011 sales of approximately $3.1 billion. ANORO™, which is also a combination product, is targeted as an alternative treatment option to Spiriva® (tiotropium), a once-daily, single-mechanism bronchodilator, which had reported 2011 sales of approximately $4.2 billion.

              In the event that a product containing VI is successfully developed and commercialized, we will be obligated to make milestone payments to GSK which could total as much as $220.0 million if both a single-agent and a combination product or two different combination products are launched in multiple regions of the world. These potential milestone payments could be payable to GSK within the next two years. We are entitled to annual royalties from GSK of 15% on the first $3.0 billion of annual global net sales and 5% for all annual global net sales above $3.0 billion. Sales of single-agent LABA medicines and combination medicines would be combined for the purposes of this royalty calculation. For other products combined with a LABA from the LABA collaboration, such as ANORO™, royalties are upward tiering and range from the mid-single digits to 10%. However, if GSK is not selling a LABA/ICS combination product at the time that the first other LABA combination is launched, then the royalties described above for the LABA/ICS combination medicine would be applicable.

2004 Strategic Alliance

              In March 2004, we entered into our strategic alliance with GSK. Under this alliance, GSK received an option to license exclusive development and commercialization rights to product candidates from certain of our discovery programs on pre-determined terms and on an exclusive, worldwide basis. Upon GSK's decision to license a program, GSK is responsible for funding all future development, manufacturing and commercialization activities for product candidates in that program. In addition, GSK is obligated to use diligent efforts to develop and commercialize product candidates from any program that it licenses. If the program is successfully advanced through development by GSK, we are entitled to receive clinical, regulatory and commercial milestone payments and royalties on any sales of medicines developed from the program. If GSK chooses not to license a program, we retain all rights to the program and may continue the program alone or with a third party.

              In 2005, GSK licensed our bifunctional muscarinic antagonist-beta2 agonist (MABA) program for the treatment of COPD, and in October 2011, we and GSK expanded the MABA program by adding six additional Theravance-discovered preclinical MABA compounds (the "Additional MABAs"). GSK's development, commercialization, milestone and royalty obligations under the strategic alliance remain the same with respect to '081, the lead compound in the MABA program. GSK is obligated to use diligent efforts to develop and commercialize at least one MABA within the MABA program, but may terminate progression of any or all Additional MABAs at any time and return them to us, at which point we may develop and commercialize such Additional MABAs alone or with a third party.

Both GSK and we have agreed not to conduct any MABA clinical studies outside of the strategic alliance so long as GSK is in possession of the Additional MABAs. If a single-agent MABA medicine containing '081 is successfully developed and commercialized, we are entitled to receive royalties from GSK of between 10% and 20% of annual global net sales up to $3.5 billion, and 7.5% for all annual global net sales above $3.5 billion. If a MABA medicine containing '081 is commercialized only as a combination product, such as a MABA/ICS, the royalty rate is 70% of the rate applicable to sales of the single-agent MABA medicine. For single-agent MABA medicines containing an Additional MABA, we are entitled to receive royalties from GSK of between 10% and 15% of annual global net sales up to $3.5 billion, and 10% for all annual global net sales above $3.5 billion. For combination products containing an Additional MABA, such as a MABA/ICS, the royalty rate is 50% of the rate applicable to sales of the single-agent MABA medicine. If a MABA medicine containing '081 is successfully developed and commercialized in multiple regions of the world, we could earn total milestone payments of up to $125.0 million for a single-agent medicine and up to $250.0 million for both a single-agent and a combination medicine. If a MABA medicine containing an Additional MABA is successfully developed and commercialized in multiple regions of the world, we could earn total milestone payments of up to $129.0 million. GSK has no further option rights on any of our research or development programs under the strategic alliance.

Program Highlights

Respiratory Programs with GSK

RELVAR™ or BREO™ (FF/VI)

              FF/VI is an investigational once-daily ICS/LABA combination treatment, comprising fluticasone furoate and vilanterol, for the maintenance treatment of patients with COPD and patients with asthma. FF/VI is administered by a new dry powder inhaler called ELLIPTA™. RELVAR™ (FF/VI for the European Union (EU) and Japan), BREO™ (FF/VI for the United States (U.S.)), and ELLIPTA™ (for the EU, U.S. and Japan) are proposed brand names and use of these brand names has not yet been approved by any regulatory authority.

              In September 2012, GSK and Theravance announced that the New Drug Application (NDA) for FF/VI for patients with COPD was accepted by the U.S. Food and Drug Administration (FDA), indicating that the application is sufficiently complete to permit a substantive review. The Prescription Drug User Fee Act goal date was confirmed as May 12, 2013 and the FDA's Pulmonary-Allergy Drugs Advisory Committee is scheduled to discuss the NDA for BREO™ for COPD at a meeting on March 7, 2013. GSK and Theravance also reported that the Marketing Authorization Application for FF/VI for COPD and asthma was validated by the European Medicines Agency (EMA) and GSK also submitted a Japanese New Drug Application for FF/VI for patients with COPD and asthma in September 2012.

ANORO™ (UMEC/VI)

              UMEC/VI is a once-daily investigational medicine, combining a LAMA, UMEC, and a LABA, VI, for the maintenance treatment of patients with COPD. UMEC/VI is administered by the ELLIPTA™ dry powder inhaler.

              In December 2012, GSK and Theravance announced the submission to the FDA of a NDA for UMEC/VI for patients with COPD. In January 2013, GSK and Theravance announced the submission of a regulatory application to the EMA for UMEC/VI for patients with COPD. Regulatory submissions for UMEC/VI are planned in other countries during the course of 2013.

Inhaled Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA)

              GSK961081 ('081) is an investigational, single molecule bifunctional bronchodilator with both muscarinic antagonist and beta2 receptor agonist activities. Based on the results from the Phase 2b study, GSK and Theravance plan to advance '081 monotherapy into Phase 3 in 2013 and the '081/FF combination into Phase 3-enabling studies shortly.

Bacterial Infections Program

VIBATIV® (telavancin)

              VIBATIV® (telavancin) is a bactericidal, once-daily injectable antibiotic approved in the U.S. and Canada for the treatment of adult patients with complicated skin and skin structure infections (cSSSI) caused by susceptible Gram-positive bacteria. In November 2012, the FDA's Anti-Infective Drugs Advisory Committee (Committee) met to discuss the NDA for VIBATIV® for nosocomial pneumonia (NP). The Committee was asked to consider the totality of data presented including analyses of clinical cure and 28-day all-cause mortality. The Committee voted 6 (yes) and 9 (no) that the results provide substantial evidence of the safety and effectiveness of VIBATIV® for the requested indication of the treatment of NP, including ventilator-associated pneumonia, caused by susceptible isolates of the following Gram-positive microorganisms: Staphylococcus aureus (both methicillin-susceptible and -resistant) and Streptococcus pneumoniae. The Committee voted 13 (yes) and 2 (no) that the results provide substantial evidence of the safety and effectiveness of VIBATIV® for the treatment of NP when other alternatives are not suitable. The NDA remains under review by the FDA.

              In September 2011, the European Commission granted marketing authorization for VIBATIV® for the treatment of adults with nosocomial pneumonia (NP), including ventilator-associated pneumonia, known or suspected to be caused by MRSA when other alternatives are not suitable. However, in May 2012, the European Commission suspended this marketing authorization because the previous single-source drug product supplier did not meet the Good Manufacturing Practice (GMP) requirements for the manufacture of VIBATIV®.

              Due to manufacturing issues at the previous single-source supplier of VIBATIV® drug product, VIBATIV® is currently subject to critical product shortages and we currently do not have sufficient finished drug product inventory to commercialize VIBATIV®. In May 2012, we entered into a Technology Transfer and Supply Agreement with Hospira Worldwide, Inc. (Hospira) for VIBATIV® drug product supply. We must obtain regulatory approval for VIBATIV® drug product that will be manufactured at Hospira's facility before any such product may be sold, and this regulatory approval process could extend through mid-2013 or beyond. We are evaluating global commercialization alternatives for VIBATIV® either with partners or alone, and we intend to reintroduce VIBATIV® in the U.S. later in 2013 provided we can assure a reasonable source of VIBATIV® drug product.

Central Nervous System (CNS)/Pain Program

Oral Peripheral Mu Opioid Receptor Antagonist—TD-1211

              TD-1211 is an investigational once-daily, orally administered, peripherally selective, multivalent inhibitor of the mu opioid receptor designed with a goal of alleviating gastrointestinal side effects of opioid therapy without affecting analgesia. In July 2012, Theravance announced positive topline results from the Phase 2b Study 0084, the key study in the Phase 2b program evaluating TD-1211 as potential treatment for chronic, non-cancer pain patients with opioid-induced constipation. The Phase 2b program consisted of three studies (0074, 0076 and 0084) designed to evaluate doses and dosing regimens for Phase 3. We are currently evaluating our Phase 3 strategy due to potentially evolving FDA requirements for this class of drug.

Monoamine Reuptake Inhibitor—TD-9855

              TD-9855 is an investigational norepinephrine and serotonin reuptake inhibitor for the treatment of central nervous system conditions such as Attention-Deficit/Hyperactivity Disorder (ADHD) and chronic pain. TD-9855 is being evaluated in an ongoing Phase 2 safety and efficacy study in adults with ADHD. In addition, we initiated a Phase 2 study with TD-9855 in patients with fibromyalgia in December 2012.

Theravance Respiratory Program

Long-Acting Muscarinic Antagonist (LAMA)—TD-4208

              In November 2011, we announced positive topline results from a Phase 2a single-dose COPD study of TD-4208, an investigational inhaled LAMA, discovered by Theravance. In this study, TD-4208 met the primary endpoint by demonstrating a statistically significant mean change from baseline in peak forced expiratory volume in one second (FEV1) compared to placebo, and was generally well tolerated. In December 2012, we initiated a Phase 2b study to evaluate the safety and pharmacokinetics of multiple doses of TD-4208.

Recent Developments

              With regard to expense guidance for 2013, we currently anticipate that total 2013 Research and Development expenses plus Selling, General and Administrative expenses will be in the range of $125 million to $135 million. This guidance does not include stock-based compensation expense or any milestone payments to GSK under the LABA collaboration.

              Our expectations regarding our expenses for 2013 are forward-looking statements based solely on management estimates utilizing currently available information. As described under "Note Regarding Forward-Looking Statements," investors are cautioned that forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these expected expenses and, accordingly, does not express an opinion or any other form of assurance with respect to these expectations.

Corporate and Available Information

              We were incorporated on November 19, 1996 under the name Advanced Medicine, Inc. In April 2002, we changed our name to Theravance, Inc. Our principal executive offices are located at 901 Gateway Boulevard, South San Francisco, California 94080, and our telephone number is (650) 808-6000.

              Our Internet address is www.theravance.com. Information contained on our web site does not constitute a part of this prospectus. Our investor relations website is located at http://ir.theravance.com. We make available free of charge on our investors relations website under "SEC Filings" our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, our directors' and officers' Section 16 Reports and any amendments to those reports as soon as reasonably practicable after filing such materials with or furnishing such materials to the U.S. Securities and Exchange Commission (SEC). The information found on either of our websites is not part of this or any other report that we file with or furnish to the SEC.

 THE OFFERING

              The following is a brief summary of the terms of this offering. In the following summary, any reference to "Theravance," "we," "our," and "us" refers only to Theravance, Inc. and not any of its current or future subsidiaries. For a more complete description of the notes, see "Description of the Notes" in this prospectus.

Issuer	Theravance, Inc.
Notes Offered

$250,000,000 aggregate principal amount of        % Convertible Subordinated Notes due 2023 ($287,500,000 aggregate principal amount if the underwriters exercise in full their option to purchase additional notes).

Issue Price	100% of the principal amount plus interest, if any.
Maturity Date	January 15, 2023.
Interest and Payment Dates	% per year, payable semi-annually in arrears in cash on January 15 and July 15 of each year, beginning July 15, 2013.
Conversion Rights

The notes are convertible, at the option of the holder, at any time prior to the close of business on the second business day immediately preceding the stated maturity date, into shares of our common stock at a conversion rate of            shares per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $            per share. The conversion rate is subject to adjustment. See "Description of the Notes—Conversion Rights."

Fundamental Change

If a fundamental change occurs, holders will have the right to require us to repurchase for cash all or any portion of their notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, up to, but excluding, the repurchase date. See "Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes."

If certain fundamental change events occur, we will in some circumstances adjust the conversion rate of the notes with a make-whole premium in connection with such fundamental change. The amount of the make-whole premium, if any, will be based on our common stock price and the effective date of such fundamental change. A description of how the make-whole premium will be determined and an illustrative table showing the estimated make-whole premium that would apply at various common stock prices and fundamental change effective dates are set forth under "Description of the Notes—Make-Whole Premium Upon Certain Fundamental Changes."

No Redemption at Our Option	We may not redeem the notes prior to their stated maturity date and no "sinking fund" is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Ranking	The notes will be our general unsecured obligations and will be:
• subordinated in right of payment to all of our existing and future senior indebtedness;
• equal in right of payment to all of our existing and future subordinated indebtedness, including our 3% Convertible Subordinated Notes due 2015;
• effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness; and
• effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of September 30, 2012, we had no outstanding senior indebtedness as defined in the indenture, nor any secured indebtedness, and our subsidiaries had no outstanding liabilities (including trade payables, but excluding intercompany indebtedness and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP).

As of September 30, 2012, we had $172.5 million of outstanding subordinated indebtedness, consisting of our 3% Convertible Subordinated Notes due 2015.
The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.
Use of Proceeds

The net proceeds from this offering are estimated to be approximately $         million (or $         million if the underwriters exercise their option to purchase additional notes in full), after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, including from any such sale of additional notes, for potential milestone payments to GSK if there is any approval or launch of products under the LABA collaboration, including RELVAR™/BREO™, ANORO™, or VI, potential repayment of $172.5 million of our 3% convertible subordinated notes due in January 2015, approximately $         million to pay the cost of the base capped call transactions (as defined below) that we expect to enter into with one or more of the underwriters or their affiliates, whom we refer to as the "hedge counterparties," and other general corporate purposes. See "Use of Proceeds." If the underwriters exercise their option to purchase additional notes, we may use a portion of the net proceeds from the sale of additional notes to enter into additional capped call transactions with one or more hedge counterparties.

Capped Call Transactions

In connection with the pricing of the notes, we expect to enter into capped call transactions (the "base capped call transactions") with one or more hedge counterparties. If the underwriters exercise their option to purchase additional notes, we may enter into additional capped call transactions with the hedge counterparties (together with the base capped call transactions, the "capped call transactions"). The capped call transactions are expected generally to reduce potential dilution to our common stock upon conversion of the notes.

For any conversions of notes prior to the close of business of the 95th scheduled trading day immediately preceding the maturity date, including without limitation upon an acquisition of us or similar business combination, a corresponding portion of the capped call transactions will be terminated. Upon such termination, the portion of the capped call transactions being terminated will be settled at fair value (subject to certain limitations), which we expect to receive from the hedge counterparties, and no payments will be due to the hedge counterparties.

In connection with establishing their initial hedges of the capped call transactions, the hedge counterparties (or affiliates thereof) expect to enter into various derivative transactions with respect to our common stock concurrently with, and/or purchase our common stock shortly after, the pricing of the notes. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of the notes and/or our common stock concurrently with, or shortly after, the pricing of the notes.

In addition, the hedge counterparties (or affiliates thereof) are likely to modify their hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity date of the notes (and are likely to do so during a specified averaging period under the capped call transactions preceding the maturity date, and on or around any earlier conversion date related to a conversion of the notes).

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock, which could affect the value of the notes and the value of the common stock you will receive upon any conversion of the notes.

For a discussion of the potential impact of any market or other activity by the hedge counterparties or their affiliates in connection with the capped call transactions, see "Risk Factors—Risks Related to the Notes—The capped call transactions may affect the value of the notes and our common stock" and "Underwriting."

Book-Entry Form and Denomination

The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000. The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Nasdaq Symbol for Common Stock	Our common stock is listed on the Nasdaq Global Market under the symbol "THRX."
Material U.S. Federal Income Tax Considerations	See "Material U.S. Federal Income Tax Considerations" for a discussion of the U.S. federal income tax considerations applicable to the purchase, ownership and conversion of the notes.
Risk Factors

You should carefully consider the information set forth in the section entitled "Risk Factors" beginning on page 17 of this prospectus and all other information provided to you and incorporated by reference in the prospectus before deciding to invest in the notes.

Trustee, Paying Agent and Conversion Agent	The Bank of New York Mellon Trust Company, N.A.

 SUMMARY CONSOLIDATED FINANCIAL DATA

              The following tables present our summary consolidated statements of operations data for the years ended December 31, 2009, 2010 and 2011 and for the nine months ended September 30, 2011 and 2012, and our summary consolidated balance sheet data as of December 31, 2009, 2010 and 2011 and September 30, 2011 and 2012. The summary consolidated statement of operations data for the years ended December 31, 2009, 2010 and 2011 have been derived from our audited consolidated financial statements, incorporated by reference into this prospectus. The summary consolidated balance sheet data as of December 31, 2009, 2010 and 2011 have been derived from our audited consolidated financial statements. The summary consolidated balance sheet data as of December 31, 2010 and 2011 is incorporated by reference into this prospectus. The summary consolidated statement of operations data and balance sheet data as of and for the nine months ended September 30, 2011 and 2012 have been derived from our unaudited consolidated financial statements. The summary consolidated statement of operations data and balance sheet data as of and for the nine months ended September 30, 2012 is incorporated by reference into this prospectus. Our historical results are not necessarily indicative of the results that may be expected in any future period, and our results for the nine months ended September 30, 2012 are not necessarily indicative of results to be expected for the full year. You should read this information in conjunction with our consolidated financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which are incorporated by reference into this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
	(in thousands, except per share data)
				(unaudited)
Consolidated Statement of Operations Data:
Revenue	$24,374	$24,223	$24,512	$19,150	$129,960
Operating expenses:
Research and development(1)	77,524	75,070	103,568	71,099	89,778
General and administrative(1)	27,066	27,476	30,681	22,213	23,201
Restructuring charges	1,145	—	—	—	—

Total operating expenses	105,735	102,546	134,249	93,312	112,979

Income (loss) from operations	(81,361)	(78,323)	(109,737)	(74,162)	16,981
Interest and other income	2,111	505	415	344	304
Interest expense	(6,052)	(6,044)	(6,022)	(4,519)	(4,503)

Net income (loss)	$(85,302)	$(83,862)	$(115,344)	$(78,337)	$12,782

Basic net income (loss) per share	$(1.35)	$(1.16)	$(1.41)	$(0.96)	$0.14

Diluted net income (loss) per share	$(1.35)	$(1.16)	$(1.41)	$(0.96)	$0.18

Shares used in computing basic net income (loss) per share	63,207	72,070	82,051	81,777	89,271

Shares used in computing diluted net income (loss) per share	63,207	72,070	82,051	81,777	98,381

(1)
Stock-based compensation, consisting of stock-based compensation expense under ASC 718, the amortization of deferred stock-based compensation and the value of options issued to non-employees for services rendered, is allocated as follows (in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
				(unaudited)
Research and development	$11,542	$10,322	$13,422	$10,021	$10,329
General and administrative	8,458	8,687	11,494	8,685	7,715

Total stock-based compensation	$20,000	$19,009	$24,916	$18,706	$18,044

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
				(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$155,390	$309,634	$240,915	$265,169	$362,406
Working capital	123,096	276,300	199,267	229,351	255,445
Total assets	181,393	331,202	258,782	283,325	383,943
Long-term liabilities(2)	331,441	313,568	300,338	302,663	183,565
Accumulated deficit	(1,116,754)	(1,200,616)	(1,315,960)	(1,278,953)	(1,303,178)
Total stockholders' equity (net capital deficiency)	(188,994)	(22,420)	(87,052)	(59,152)	173,288

(2)
Long-term liabilities include the long-term portion of deferred revenue of approximately $5.8 million, $124.4 million, $122.0 million, $137.4 million and $157.4 million as of September 30, 2012, September 30, 2011, December 31, 2011, December 31, 2010 and December 31, 2009, respectively.

RISK FACTORS

              An investment in our notes involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the following risk factors, together with all of the other information contained in this prospectus or incorporated by reference into this prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the adverse developments discussed below actually occur, our business, financial condition, operating results or cash flows could be materially and adversely affected. This could cause the value of our notes to decline, and you may lose all or part of your investment.

 Risks Related to our Business

If FF/VI receives an unfavorable outcome at the FDA's Pulmonary-Allergy Drugs Advisory Committee in March 2013, the FDA does not approve FF/VI on the May 12, 2013 PDUFA date or regulatory authorities determine that the Phase 3 programs for FF/VI in asthma and/or chronic obstructive pulmonary disease (COPD) do not demonstrate adequate safety and efficacy, the continued development of FF/VI may be significantly delayed, it may not be approved by regulatory authorities, and even if approved it may be subject to restrictive labeling, any of which will harm our business, and the price of our securities could fall.

              During the first quarter of 2012, we announced the completion of, and reported certain top-line data from, the Phase 3 registrational program for FF/VI in COPD and asthma. In July 2012, GSK submitted regulatory applications for FF/VI (proposed brand name RELVAR™) in Europe for both COPD and asthma, and for FF/VI (proposed brand name BREO™) in the U.S. for COPD and both submissions have been accepted for review. In September 2012, GSK announced that it was commencing an additional Phase 3 study to complete the U.S. asthma filing package. The Phase 3b program for FF/VI in COPD commenced in February 2011. Any adverse developments or results or perceived adverse developments or results with respect to the FF/VI regulatory submissions, the asthma Phase 3 study or the Phase 3b program will significantly harm our business and could cause the price of our securities to fall. Examples of such adverse developments include, but are not limited to:

  •
  not every study, nor every dose in every study, in the Phase 3 programs for FF/VI achieved its primary endpoint and the FDA and/or other regulatory authorities may determine that additional clinical studies are required;

  •
  inability to gain, or delay in gaining, regulatory approval for the new ELLIPTA™ investigational dry powder inhaler used in these programs;

  •
  safety, efficacy or other concerns arising from clinical or non-clinical studies in these programs. For example, GSK is investigating seven cases of fatal pneumonia in the Phase 3 FF/VI COPD program, six of which were at a dose that is higher than the dose being pursued for approval and a majority of which occurred at one clinical site;

  •
  safety, efficacy or other concerns arising from clinical or non-clinical studies with umeclidinium bromide/vilanterol (proposed brand name ANORO™) (UMEC/VI) having to do with the LABA VI, which is also a component of FF/VI;

  •
  regulatory authorities determining that the Phase 3 program in asthma or COPD raises safety concerns or does not demonstrate adequate efficacy;

  •
  any unfavorable announcements made, or comments emanating from, the FDA's Pulmonary-Allergy Drugs Advisory Committee meeting in March 2013; or

  •
  any change in FDA policy or guidance regarding the use of LABAs to treat asthma.

              On February 18, 2010, the FDA announced that LABAs should not be used alone in the treatment of asthma and will require manufacturers to include this warning in the product labels of these drugs, along with taking other steps to reduce the overall use of these medicines. The FDA now requires that the product labels for LABA medicines reflect, among other things, that the use of LABAs is contraindicated without the use of an asthma controller medication such as an inhaled corticosteroid, that LABAs should only be used long-term in patients whose asthma cannot be adequately controlled on asthma controller medications, and that LABAs should be used for the shortest duration of time required to achieve control of asthma symptoms and discontinued, if possible, once asthma control is achieved. In addition, on March 10 and 11, 2010, the FDA held an Advisory Committee to discuss the design of medical research studies (known as "clinical trial design") to evaluate serious asthma outcomes (such as hospitalizations, a procedure using a breathing tube known as intubation, or death) with the use of LABAs in the treatment of asthma in adults, adolescents, and children. Further, in April 2011, the FDA announced that to further evaluate the safety of LABAs, it is requiring the manufacturers of currently marketed LABAs to conduct additional randomized, double-blind, controlled clinical trials comparing the addition of LABAs to inhaled corticosteroids versus inhaled corticosteroids alone. Results from these post-marketing studies are expected in 2017. It is unknown at this time what, if any, effect these or future FDA actions will have on the prospects for FF/VI. The current uncertainty regarding the FDA's position on LABAs for the treatment of asthma and the lack of consensus expressed at the March 2010 Advisory Committee may result in the FDA requiring additional asthma clinical trials in the United States for FF/VI and increase the overall risk for FF/VI for the treatment of asthma in the United States.

If the FDA does not accept for review the NDA submitted for UMEC/VI, regulatory authorities determine that the Phase 3 program for UMEC/VI for the treatment of COPD does not demonstrate adequate safety and efficacy, or the FDA does not approve an applicable PDUFA date, continued development of UMEC/VI will be significantly delayed or terminated, our business will be harmed, and the price of our securities could fall.

              The Phase 3 program for UMEC/VI with the combination of a LAMA umeclidinium bromide (UMEC), and a LABA, VI, for the treatment of COPD commenced in February 2011. In July 2012, GSK and we reported top-line results from four pivotal studies in this Phase 3 program and in August 2012, GSK and we announced the completion of this Phase 3 program and reported certain top-line data from the remaining studies in the registrational program. GSK submitted regulatory applications for UMEC/VI (proposed brand name ANORO™) for the treatment of COPD in December 2012 in the United States and in January 2013 in Europe and plans to make regulatory submissions in other countries during the course of 2013. Any adverse developments or results or perceived adverse developments or results with respect to these regulatory submissions or the UMEC/VI program will significantly harm our business and could cause the price of our securities to fall. Examples of such adverse developments include, but are not limited to:

  •
  the FDA and/or other regulatory authorities determining that additional clinical studies are required with respect to the Phase 3 program in COPD;

  •
  inability to gain, or delay in gaining, regulatory approval for the new ELLIPTA™ investigational dry powder inhaler used in the program;

  •
  safety, efficacy or other concerns arising from clinical or non-clinical studies in this program;

  •
  safety, efficacy or other concerns arising from clinical or non-clinical studies with FF/VI having to do with the LABA, VI, which is also a component of UMEC/VI;

  •
  regulatory authorities determining that the Phase 3 program in COPD raises safety concerns or does not demonstrate adequate efficacy; or

  •
  any change in FDA policy or guidance regarding the use of LABAs combined with a LAMA to treat COPD.

If the MABA program for the treatment of COPD does not demonstrate safety and efficacy, the MABA program will be significantly delayed or terminated, our business will be harmed, and the price of our securities could fall.

              The lead compound, GSK961081 ('081), in the bifunctional muscarinic antagonist-beta2 agonist (MABA) program with GSK has completed a Phase 2b study, a Phase 1 study in combination with fluticasone propionate (FP), an inhaled corticosteroid (ICS), and a number of Phase 3-enabling non-clinical studies. Based on the results from the Phase 2b study, GSK and Theravance plan to advance '081 monotherapy into Phase 3 in 2013 and the '081/FF combination into Phase 3-enabling studies shortly. Any adverse developments or results or perceived adverse developments or results with respect to these studies will harm our business and could cause the price of our securities to fall. Examples of such adverse developments include, but are not limited to:

  •
  the FDA and/or other regulatory authorities determining that any of these studies do not demonstrate adequate safety or efficacy, or that additional non-clinical or clinical studies are required with respect to the MABA program;

  •
  inability to gain, or delay in gaining, regulatory approval for the investigational dry powder inhaler used in the program;

  •
  safety, efficacy or other concerns arising from clinical or non-clinical studies in this program; or

  •
  any change in FDA policy or guidance regarding the use of MABAs to treat COPD.

If VIBATIV® is not approved for nosocomial pneumonia (NP) in the United States or is approved but is subject to restrictive labeling, the commercialization of VIBATIV® in the United States may continue to be adversely affected and the price of our securities could fall.

              Our first New Drug Application (NDA), for VIBATIV® (telavancin) for the treatment of complicated skin and skin structure infections (cSSSI) caused by susceptible Gram-positive bacteria in adult patients, was approved by the FDA in September 2009. In January 2009, we submitted a second telavancin NDA to the FDA for the NP indication based on data from our two Phase 3 studies referred to as the ATTAIN studies. These studies were conducted in accordance with the then current draft FDA guidelines and met their primary efficacy endpoint of clinical cure. During the fourth quarter of 2010 the FDA issued new draft guidance for antibacterial clinical trial design for the treatment of NP with a focus on mortality as the primary efficacy endpoint. In late 2010, we received a Complete Response Letter from the FDA indicating that the ATTAIN studies do not meet the new draft guidance and that additional clinical studies will be required for approval. While we do not plan to conduct additional clinical studies for NP, we have continued to engage with the FDA concerning the NP NDA. In late November 2012, the FDA's Anti-Infective Drugs Advisory Committee discussed the NP NDA for VIBATIV® and voted 6 (yes) and 9 (no) that the results of the totality of the data presented provided substantial evidence of the safety and effectiveness of VIBATIV® for NP and voted 13 (yes) and 2 (no) that the results provided substantial evidence of the safety and effectiveness of VIBATIV® for the treatment of NP when other alternatives are not suitable. The NP NDA remains under review by the FDA. Any adverse developments or perceived adverse developments with respect to our NP NDA could adversely affect the prospects of VIBATIV® and could cause the price of our securities to fall. Lack of FDA approval for use of VIBATIV® to treat NP has adversely affected and may continue to adversely affect commercialization of this medicine in the United States.

Our collaboration agreement for VIBATIV® was terminated in early 2012, VIBATIV® was returned to us, and if we cannot locate a suitable commercialization partner we will need to develop the capability to market, sell and distribute the product.

              Generally, our strategy is to engage pharmaceutical or other healthcare companies with an existing sales and marketing organization and distribution system to market, sell and distribute our products. We may not be able to establish these sales and distribution relationships on acceptable terms, or at all. For any of our product candidates that receive regulatory approval in the future and are not covered by our current agreements with GSK or another partner, we will need a partner in order to commercialize such products unless we establish independent sales, marketing and distribution capabilities with appropriate technical expertise and supporting infrastructure. VIBATIV® was returned to us by Astellas in January 2012, and if we cannot locate a suitable commercialization partner in the United States for this product, we intend to reintroduce it in the United States ourselves. At present, we have no sales or distribution personnel and a limited number of marketing personnel. The risks of commercializing VIBATIV® in the United States without a partner include:

  •
  significant costs and expenses associated with creating an independent sales and marketing organization with appropriate technical expertise and supporting infrastructure and distribution capability, which costs and expenses are likely to exceed any product revenue from VIBATIV® for several years;

  •
  our unproven ability to recruit and retain adequate numbers of effective sales and marketing personnel;

  •
  the unproven ability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products; and

  •
  the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines.

              If we are not able to partner VIBATIV® with a third party with marketing, sales and distribution capabilities and if we are not successful in recruiting sales and marketing personnel or in building an internal sales and marketing organization with appropriate technical expertise and supporting infrastructure and distribution capability, we will have difficulty commercializing VIBATIV®, which would adversely affect our business and financial condition and which could cause the price of our securities to fall.

With regard to all of our programs, any delay in commencing or completing clinical studies for product candidates and any adverse results from clinical or non-clinical studies or regulatory obstacles product candidates may face, would harm our business and could cause the price of our securities to fall.

              Each of our product candidates must undergo extensive non-clinical and clinical studies as a condition to regulatory approval. Non-clinical and clinical studies are expensive, take many years to complete and study results may lead to delays in further studies or decisions to terminate programs. For example, we had planned to commence the Phase 2b study in our MABA program with GSK in 2009, but the program was delayed until late 2010.

              The commencement and completion of clinical studies for our product candidates may be delayed and programs may be terminated due to many factors, including, but not limited to:

  •
  lack of effectiveness of product candidates during clinical studies;

  •
  adverse events, safety issues or side effects relating to the product candidates or their formulation into medicines;

  •
  inability to raise additional capital in sufficient amounts to continue our development programs, which are very expensive;

  •
  the need to sequence clinical studies as opposed to conducting them concomitantly in order to conserve resources;

  •
  our inability to enter into partnering arrangements relating to the development and commercialization of our programs and product candidates;

  •
  our inability or the inability of our collaborators or licensees to manufacture or obtain from third parties materials sufficient for use in non-clinical and clinical studies;

  •
  governmental or regulatory delays and changes in regulatory requirements, policy and guidelines;

  •
  failure of our partners to advance our product candidates through clinical development;

  •
  delays in patient enrollment and variability in the number and types of patients available for clinical studies;

  •
  difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

  •
  varying regulatory requirements or interpretations of data among the FDA and foreign regulatory authorities; and

  •
  a regional disturbance where we or our collaborative partners are enrolling patients in clinical trials, such as a pandemic, terrorist activities or war, political unrest or a natural disaster.

If our product candidates that we develop on our own or through collaborative partners are not approved by regulatory authorities, including the FDA, we will be unable to commercialize them.

              The FDA must approve any new medicine before it can be marketed and sold in the United States. We must provide the FDA and similar foreign regulatory authorities with data from preclinical and clinical studies that demonstrate that our product candidates are safe and effective for a defined indication before they can be approved for commercial distribution. We will not obtain this approval for a product candidate unless and until the FDA approves a NDA. The processes by which regulatory approvals are obtained from the FDA to market and sell a new product are complex, require a number of years and involve the expenditure of substantial resources. In order to market our medicines in foreign jurisdictions, we must obtain separate regulatory approvals in each country. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. Conversely, failure to obtain approval in one or more jurisdictions may make approval in other jurisdictions more difficult.

              Clinical studies involving our product candidates may reveal that those candidates are ineffective, inferior to existing approved medicines, unacceptably toxic, or that they have other unacceptable side effects. In addition, the results of preclinical studies do not necessarily predict clinical success, and larger and later-stage clinical studies may not produce the same results as earlier-stage clinical studies.

              Frequently, product candidates that have shown promising results in early preclinical or clinical studies have subsequently suffered significant setbacks or failed in later clinical or non-clinical studies. In addition, clinical and non-clinical studies of potential products often reveal that it is not possible or practical to continue development efforts for these product candidates. If these studies are substantially delayed or fail to prove the safety and effectiveness of our product candidates in development, we may not receive regulatory approval of any of these product candidates and our business and financial condition will be materially harmed and the price of our securities may fall.

If any product candidates, in particular those in any respiratory program with GSK, are determined to be unsafe or ineffective in humans, our business will be adversely affected and the price of our securities could fall.

              Although our first product, VIBATIV®, is approved in the U.S. and Canada, none of our other product candidates have been approved by regulatory authorities. We are uncertain whether any of our other product candidates and our collaborative partner's product candidates will prove effective and safe in humans or meet applicable regulatory standards. In addition, our approach to applying our expertise in multivalency to drug discovery may not result in the creation of successful medicines. The risk of failure for our product candidates is high. For example, in late 2005, we discontinued our overactive bladder program based upon the results of our Phase 1 studies with compound TD-6301, and GSK discontinued development of TD-5742, the first LAMA compound licensed from us, after completing a single-dose Phase 1 study. In addition, although we believe the results of our Phase 2b program with TD-1211, our investigational mu-opiod antagonist, support progression into Phase 3 development, the FDA appears to be exploring whether there is evidence of a potential cardiovascular class effect related to opiod withdrawal associated with mu-opiod antagonists. Accordingly, we are currently evaluating our Phase 3 strategy due to the potentially evolving FDA requirements in this area. The data supporting our drug discovery and development programs is derived solely from laboratory experiments, non-clinical studies and clinical studies. A number of other compounds remain in the lead identification, lead optimization, preclinical testing or early clinical testing stages.

              Several well-publicized Complete Response letters issued by the FDA and safety-related product withdrawals, suspensions, post-approval labeling revisions to include boxed warnings and changes in approved indications over the last several years, as well as growing public and governmental scrutiny of safety issues, have created an increasingly conservative regulatory environment. The implementation of new laws and regulations, and revisions to FDA clinical trial design guidance, have increased uncertainty regarding the approvability of a new drug. Further, there are additional requirements for approval of new drugs, including advisory committee meetings for new chemical entities, and formal risk evaluation and mitigation strategy (REMS) at the FDA's discretion. These laws, regulations, additional requirements and changes in interpretation could cause non-approval or further delays in the FDA's review and approval of our and our collaborative partner's product candidates.

There currently is no reliable manufacturer for VIBATIV® drug product supply and we rely on a single source of supply for a number of our product candidates; accordingly, our business will be harmed if a reliable alternate source of VIBATIV® drug product is not qualified and engaged on a timely basis or the single-source manufacturers are not able to satisfy demand and alternative sources are not available.

              During the fourth quarter of 2011, the third party manufacturer of VIBATIV® drug product notified the FDA of an ongoing investigation related to its production equipment and processes. The notification included all products manufactured at the third party manufacturer's facility which remain within expiry, including batches of manufactured but unreleased VIBATIV®. In November 2011, Astellas (our former VIBATIV® collaboration partner) voluntarily placed a hold on distribution of VIBATIV® to wholesalers, and cancelled pending orders for VIBATIV® with this manufacturer. VIBATIV® drug product previously manufactured by this manufacturer will not become available for sale in the U.S. unless and until the batches are released. Similarly, our purchase orders for this inventory cannot be fulfilled unless and until the batches are released. We cannot predict when or if the manufactured batches of VIBATIV® will be released. In addition, in August 2011 the third party manufacturer of VIBATIV® drug product announced its intention to transition out of the contract manufacturing services business over the next several years. Additional VIBATIV® drug product will need to be manufactured to meet longer-term U.S. demand as well as demand from the E.U. and Canada. In May 2012 the European Commission suspended marketing authorization for VIBATIV® because the single-source VIBATIV® drug product supplier did not meet the good manufacturing practice (GMP) requirements for the manufacture of VIBATIV®. No VIBATIV® drug product intended to meet E.U. specifications has as yet been manufactured.

              If the VIBATIV® drug product manufactured by this third party manufacturer is not released in the near future, the commercialization of VIBATIV® in the U.S. will continue to be adversely affected, and if supplemental or alternative commercial manufacture of VIBATIV® drug product cannot be arranged on a timely basis, the commercial introduction of VIBATIV® in the E.U. and Canada will be further delayed. In each such case, our business will be harmed and the price of our securities could fall. In May 2012, we entered into a Technology Transfer and Supply Agreement with Hospira Worldwide, Inc. (Hospira) and technology transfer activities are in process. We must obtain regulatory approval for VIBATIV® drug product that will be manufactured at Hospira's facility before any such product may be sold, and this regulatory approval process could extend through mid-2013 and beyond.

              We have a single source of supply of telavancin API. If, for any reason, the single-source third party manufacturer of telavancin API is unable or unwilling to perform, or if its performance does not meet regulatory requirements, including maintaining GMP compliance, we may not be able to locate alternative manufacturers, enter into acceptable agreements with them or obtain sufficient quantities of API in a timely manner. Any inability to acquire sufficient quantities of API in a timely manner from current or future sources could further adversely affect the commercialization of VIBATIV® and could cause the price of our securities to fall.

              With respect to our programs other than VIBATIV®, we have limited in-house production capabilities for non-clinical and early clinical study purposes, and depend primarily on a number of third-party API and drug product manufacturers. We may not have long-term agreements with these third parties and our agreements with these parties may be terminable at will by either party at any time. If, for any reason, these third parties are unable or unwilling to perform, or if their performance does not meet regulatory requirements, we may not be able to locate alternative manufacturers or enter into acceptable agreements with them. Any inability to acquire sufficient quantities of API and drug product in a timely manner from these third parties could delay clinical studies, prevent us from developing our product candidates in a cost-effective manner or on a timely basis. In addition, manufacturers of our API and drug product are subject to the FDA's cGMP regulations and similar foreign standards and we do not have control over compliance with these regulations by our manufacturers.

              Our manufacturing strategy presents the following additional risks:

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  because of the complex nature of our compounds, our manufacturers may not be able to successfully manufacture our APIs and/or drug products in a cost effective and/or timely manner and changing manufacturers for our APIs or drug products could involve lengthy technology transfer, validation and regulatory qualification activities for the new manufacturer. For example, we are in the process of transitioning to a new drug product manufacturer for VIBATIV®, and delays in technology transfer, validation and regulatory qualification activities could be encountered;

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  the processes required to manufacture certain of our APIs and drug products are specialized and available only from a limited number of third-party manufacturers;

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  some of the manufacturing processes for our APIs and drug products have not been scaled to quantities needed for continued clinical studies or commercial sales, and delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of our product candidates; and

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  because some of the third-party manufacturers are located outside of the U.S., there may be difficulties in importing our APIs and drug products or their components into the U.S. as a result of, among other things, FDA import inspections, incomplete or inaccurate import documentation or defective packaging.

Even if our product candidates receive regulatory approval, as VIBATIV® has, commercialization of such products may be adversely affected by regulatory actions and oversight.

              Even if we receive regulatory approval for our product candidates, this approval may include limitations on the indicated uses for which we can market our medicines or the patient population that may utilize our medicines, which may limit the market for our medicines or put us at a competitive disadvantage relative to alternative therapies. For example, VIBATIV®'s U.S. labeling for cSSSI contains a boxed warning regarding the risks of use of VIBATIV® during pregnancy. Products with boxed warnings are subject to more restrictive advertising regulations than products without such warnings. In addition, the VIBATIV® labeling that was approved for the E.U. in 2011 specifies that VIBATIV® should be used only in situations where it is known or suspected that other alternatives are not suitable. These restrictions could make it more difficult to market VIBATIV®. In May 2012 the European Commission suspended marketing authorization for VIBATIV® because the single-source VIBATIV® drug product supplier did not meet the GMP requirements for the manufacture of VIBATIV®. With VIBATIV® approved in certain countries, we are subject to continuing regulatory obligations, such as safety reporting requirements and additional post-marketing obligations, including regulatory oversight of promotion and marketing.

              In addition, the manufacturing, labeling, packaging, adverse event reporting, advertising, promotion and recordkeeping for the approved product remain subject to extensive and ongoing regulatory requirements. If we become aware of previously unknown problems with an approved product in the U.S. or overseas or at contract manufacturers' facilities, a regulatory authority may impose restrictions on the product, the contract manufacturers or on us, including requiring us to reformulate the product, conduct additional clinical studies, change the labeling of the product, withdraw the product from the market or require the contract manufacturer to implement changes to its facilities. For example, during the fourth quarter of 2011, the third party manufacturer of VIBATIV® drug product notified the FDA of an ongoing investigation related to its production equipment and processes. The notification included all products manufactured at the third party manufacturer's facility which remain within expiry, including batches of manufactured but unreleased VIBATIV®. Astellas (our former VIBATIV® collaboration partner) subsequently placed a voluntary hold on distribution of VIBATIV® to wholesalers and cancelled pending orders for VIBATIV® with this manufacturer. With this supply interruption and the termination of our VIBATIV® collaboration agreement with Astellas, commercialization of VIBATIV® has essentially stopped, we have experienced a significant drop in the sales of the product and the reputation of VIBATIV® in the marketplace will likely suffer.

              We are also subject to regulation by regional, national, state and local agencies, including the Department of Justice, the Federal Trade Commission, the Office of Inspector General of the U.S. Department of Health and Human Services and other regulatory bodies with respect to VIBATIV®, as well as governmental authorities in those foreign countries in which any of our product candidates are approved for commercialization. The Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal and state statutes and regulations govern to varying degrees the research, development, manufacturing and commercial activities relating to prescription pharmaceutical products, including non-clinical and clinical testing, approval, production, labeling, sale, distribution, import, export, post-market surveillance, advertising, dissemination of information and promotion. If we or any third parties that provide these services for us are unable to comply, we may be subject to regulatory or civil actions or penalties that could significantly and adversely affect our business. Any failure to maintain regulatory approval will limit our ability to commercialize our product candidates, which would materially and adversely affect our business and financial condition, which may cause our stock price to decline.

We have incurred operating losses in each year since our inception and expect to continue to incur substantial losses for the foreseeable future.

              We have been engaged in discovering and developing compounds and product candidates since mid-1997. Our first approved product, VIBATIV®, was launched by our former partner Astellas in the U.S. in November 2009, and to date we have received only modest revenues from VIBATIV® sales. We may never generate sufficient revenue from the sale of medicines or royalties on sales by our partners to achieve profitability. As of September 30, 2012, we had an accumulated deficit of approximately $1.3 billion.

              We expect to incur substantial expenses as we continue our drug discovery and development efforts, particularly to the extent we advance our product candidates into and through clinical studies, which are very expensive. For example, TD-9855 in our MARIN program is in Phase 2 studies for both attention-deficit/hyperactivity disorder (ADHD) and fibromyalgia, and our LAMA compound TD-4208 commenced a Phase 2b study in December 2012. Also, in July 2012, we announced positive results from the key study in our Phase 2b program with TD-1211 in our Peripheral Mu Opioid Receptor Antagonist program for opioid-induced constipation. Though we seek to partner this program, we may choose to progress TD-1211 into Phase 3 studies by ourselves, which would increase our operating expenses substantially. Furthermore, should we decide to commercialize VIBATIV® in the United States without a partner, we will incur significant costs and expenses associated with creating an independent sales and marketing organization with appropriate technical expertise, supporting infrastructure and distribution capabilities. As a result, we expect to continue to incur substantial losses for the foreseeable future. We are uncertain when or if we will be able to achieve or sustain profitability. Failure to become and remain profitable would adversely affect the price of our securities and our ability to raise capital and continue operations.

If we fail to obtain the capital necessary to fund our operations, we may be unable to develop our product candidates or commercialize VIBATIV® and we could be forced to share our rights to commercialize our product candidates with third parties on terms that may not be favorable to us.

              We need large amounts of capital to support our research and development efforts. If we are unable to secure capital to fund our operations we will not be able to continue our discovery and development efforts and we might have to enter into strategic collaborations that could require us to share commercial rights to our medicines to a greater extent than we currently intend. Based on our current operating plans, milestone and royalty forecasts and spending assumptions, we believe that our cash and cash equivalents and marketable securities will be sufficient to meet our anticipated operating needs for at least the next twelve months. If our current operating plans, milestone and royalty forecasts or spending assumptions change, we may seek additional funding sooner in the form of public or private equity offerings or debt financings. For example, if we chose to conduct Phase 3 studies with TD-1211 in our Peripheral Mu Opioid Receptor Antagonist program for opioid-induced constipation by ourselves our capital needs would increase substantially. In addition, we initiated two Phase 2 studies with TD-9855 in the MARIN program and a Phase 2b study with our LAMA compound, TD-4208. We also intend to invest in other assets in our pipeline, including programs in earlier-stage clinical development and late-stage discovery. Further, in connection with the January 2012 termination of our collaboration agreement with Astellas, we entered into purchase agreements for VIBATIV® active pharmaceutical ingredient and raw materials of up to $6.2 million and VIBATIV® finished goods inventory of up to $4.2 million, which is subject to release of the inventory by a third party manufacturer. As of September 30, 2012, we had purchased $4.3 million of active pharmaceutical ingredient and raw materials pursuant to these purchase agreements. In addition, under our LABA collaboration with GSK, in the event that a product containing vilanterol (VI), which is the LABA product candidate in FF/VI and UMEC/VI and which was discovered by GSK, is approved and launched in multiple regions of the world as both a single-agent and a combination product or two different combination products, we will be obligated to pay GSK milestone payments that could total as much as $220.0 million and we will not be entitled to receive any further milestone payments from GSK. FF/VI and UMEC/VI are each currently the subject of pending marketing approval applications and if either product is approved and/or launched, certain of these milestones would become payable by us. Future financing to meet our capital needs may not be available in sufficient amounts or on terms acceptable to us, if at all. Even if we are able to raise additional capital, such financing may result in significant dilution to existing security holders. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to make reductions in our workforce and may be prevented from continuing our discovery and development efforts and exploiting other corporate opportunities. This could harm our business, prospects and financial condition and cause the price of our securities to fall.

VIBATIV® may not be accepted by physicians, patients, third party payors, or the medical community in general, and this risk is aggravated by the current critical product shortages and regional supply outages and the suspension of marketing authorization in the European Union.

              The commercial success of VIBATIV® depends upon its acceptance by physicians, patients, third party payors and the medical community in general. We cannot be sure that VIBATIV® will be accepted by these parties. VIBATIV® competes with vancomycin, a relatively inexpensive generic drug that is manufactured by a variety of companies, and a number of existing antibacterials manufactured and marketed by major pharmaceutical companies and others, and may compete against new antibacterials that are not yet on the market. Even if the medical community accepts that VIBATIV® is safe and efficacious for its indicated use, physicians may restrict the use of VIBATIV® due to the current product shortages stemming from the manufacturing issues at the drug product supplier, the January 2012 termination of our VIBATIV® collaboration agreement with Astellas, or otherwise. If we are unable to demonstrate to physicians that, based on experience, clinical data, side-effect profiles and other factors, VIBATIV® is preferable to vancomycin and other antibacterial drugs, we may never generate meaningful revenue from VIBATIV® which could cause the price of our securities to fall. The degree of market acceptance of VIBATIV® depends on a number of factors, including, but not limited to:

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  the demonstration of the clinical efficacy and safety of VIBATIV®;

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  the experiences of physicians, patients and payors with the use of VIBATIV® in the U.S.;

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  potential negative perceptions of physicians related to our inability to obtain FDA approval of our NP NDA, the product shortages and regional supply outages stemming from the manufacturing issues at the drug product supplier or the termination of our VIBATIV® collaboration agreement with Astellas in January 2012;

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  potential negative perceptions of physicians related to the European Commission's suspension of marketing authorization for VIBATIV® because the single-source VIBATIV® drug product supplier did not meet the GMP requirements for the manufacture of VIBATIV®;

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  the advantages and disadvantages of VIBATIV® compared to alternative therapies;

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  our ability to educate the medical community about the safety and effectiveness of VIBATIV®;

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  the reimbursement policies of government and third party payors; and

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  the market price of VIBATIV® relative to competing therapies.

If our partners do not satisfy their obligations under our agreements with them, or if they terminate our partnerships with them, as Astellas did with our VIBATIV® collaboration agreement in January 2012, we may not be able to develop or commercialize our partnered product candidates as planned.

              We entered into our LABA collaboration agreement with GSK in November 2002, our strategic alliance agreement with GSK in March 2004, and our VIBATIV® collaboration agreement with Astellas in November 2005. In October 2012, we entered into an exclusive development and commercialization agreement with Alfa Wassermann for velusetrag, our lead compound in the 5-HT4 program, covering the EU, Russia, China, Mexico and certain other countries, and we entered into a research collaboration and license agreement with Merck to discover, develop and commercialize novel small molecule therapeutics for the treatment of cardiovascular disease on an exclusive, worldwide basis. In connection with these agreements, we have granted to these parties certain rights regarding the use of our patents and technology with respect to compounds in our development programs, including development and marketing rights. Under our GSK agreements, GSK has full responsibility for development and commercialization of FF/VI, UMEC/VI and any product candidates in the MABA program. Any future milestone payments or royalties to us from these programs will depend on the extent to which GSK advances the product candidate through development and, if approved, commercialization. Astellas terminated the VIBATIV® agreement in January 2012. The Merck and Alfa Wassermann agreements provide us with research and development funding, respectively, for the programs under license, and if either partner decides not to progress the licensed program, we may not be able to develop or commercialize the program on our own.

              Our partners might not fulfill all of their obligations under these agreements, and, in certain circumstances, they may terminate our partnership with them, as Astellas did in January 2012. In either event, we may be unable to assume the development and commercialization of the product candidates covered by the agreements or enter into alternative arrangements with a third party to develop and commercialize such product candidates. If a partner elected to promote its own products and product candidates in preference to those licensed from us, future payments to us could be reduced and our business and financial condition would be materially and adversely affected. Accordingly, our ability to receive any revenue from the product candidates covered by these agreements is dependent on the efforts of the partner. We could also become involved in disputes with a partner, which could lead to delays in or termination of our development and commercialization programs and time-consuming and expensive litigation or arbitration.

              If a partner terminates or breaches its agreements with us, or otherwise fails to complete its obligations in a timely manner, the chances of successfully developing or commercializing product candidates under the collaboration could be materially and adversely affected. For example, Astellas terminated the VIBATIV® collaboration agreement in January 2012, and due to the termination, current product shortages, regional supply outages and suspension of marketing authorization in the European Union stemming from the manufacturing issues at the third party VIBATIV® drug product supplier, the commercialization of VIBATIV® in the U.S. has essentially stopped and the commercial introduction of VIBATIV® in the E.U. and Canada has been delayed.

If we are unable to enter into future collaboration arrangements or if any such collaborations with third parties are unsuccessful, we will be unable to fully develop and commercialize our product candidates and our business will be adversely affected.

              We have active collaborations with GSK for FF/VI, UMEC/VI and the MABA program, with Alfa Wassermann for velusetrag, with Merck for novel small molecule therapeutics for the treatment of cardiovascular disease, and with R-Pharm CJSC for telavancin and TD-1792, our investigational antibiotic. Additional collaborations will be needed to fund later-stage development of our product candidates that have not been licensed to a collaborator or for territory that is not covered by the collaboration, and to commercialize these product candidates if approved by the necessary regulatory authorities. Each of velusetrag, our lead compound in the 5-HT4 program, TD-1792, our investigational antibiotic and TD-4208, our LAMA compound, has successfully completed a Phase 2 proof-of-concept study, and in July 2012 we reported positive results from a Phase 2b study with TD-1211, the lead compound in our Peripheral Mu Opioid Receptor Antagonist program for opioid-induced constipation. In addition, in connection with the expansion of the MABA program under the strategic alliance with GSK in October 2011, GSK relinquished its right to option our MARIN and ARNI programs. Also, we now have full rights to VIBATIV® as a result of the termination of our collaboration agreement with Astellas in January 2012. We currently intend to seek additional third parties with which to pursue collaboration arrangements for the development and commercialization of our development programs and for the future commercialization of VIBATIV®. Collaborations with third parties regarding these programs or our other programs may require us to relinquish material rights, including revenue from commercialization of our medicines, on terms that are less attractive than our current arrangements or to assume material ongoing development obligations that we would have to fund. These collaboration arrangements are complex and time-consuming to negotiate, and if we are unable to reach agreements with third-party collaborators, we may fail to meet our business objectives and our financial condition may be adversely affected. We face significant competition in seeking third-party collaborators, especially in the current uncertain economy, which is driving many biotechnology and biopharmaceutical companies to seek to sell or license their assets. We may be unable to find third parties to pursue product collaborations on a timely basis or on acceptable terms. Furthermore, for any collaboration, we may not be able to control the amount of time and resources that our partners devote to our product candidates and our partners may choose to pursue alternative products. Our inability to successfully collaborate with third parties would increase our development costs and would limit the likelihood of successful commercialization of our product candidates which may cause our stock price to decline.

We depend on third parties in the conduct of our clinical studies for our product candidates.

              We depend on independent clinical investigators, contract research organizations and other third-party service providers in the conduct of our non-clinical and clinical studies for our product candidates. We rely heavily on these parties for execution of our non-clinical and clinical studies, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that our clinical studies are conducted in accordance with good clinical practices (GCPs) and other regulations as required by the FDA and foreign regulatory authorities, and the applicable protocol. Failure by these parties to comply with applicable regulations, GCPs and protocols in conducting studies of our product candidates can result in a delay in our development programs or non-approval of our product candidates by regulatory authorities.

              The FDA enforces good clinical practices and other regulations through periodic inspections of trial sponsors, clinical research organizations (CROs), principal investigators and trial sites. For example, in connection with the FDA's review of our telavancin NDAs, the FDA conducted inspections of Theravance and certain of our study sites, clinical investigators and CROs. If we or any of the third parties on which we have relied to conduct our clinical studies are determined to have failed to comply with GCPs, the study protocol or applicable regulations, the clinical data generated in our studies may be deemed unreliable. This could result in non-approval of our product candidates by the FDA, or we or the FDA may decide to conduct additional audits or require additional clinical studies, which would delay our development programs, could result in significant additional costs and could cause the price of our securities to fall.

We face substantial competition from companies with more resources and experience than we have, which may result in others discovering, developing, receiving approval for or commercializing products before or more successfully than we do.

              Our ability to succeed in the future depends on our ability to demonstrate and maintain a competitive advantage with respect to our approach to the discovery and development of medicines. Our objective is to discover, develop and commercialize new small molecule medicines with superior efficacy, convenience, tolerability and/or safety. We expect that any medicines that we commercialize with our collaborative partners will compete with existing or future market-leading medicines.

              Many of our potential competitors have substantially greater financial, technical and personnel resources than we have. In addition, many of these competitors have significantly greater commercial infrastructures than we have. Our ability to compete successfully will depend largely on our ability to leverage our experience in drug discovery and development to:

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  discover and develop medicines that are superior to other products in the market;

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  attract and retain qualified personnel;

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  obtain patent and/or other proprietary protection for our medicines and technologies;

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  obtain required regulatory approvals; and

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  successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new medicines.

              Established pharmaceutical companies may invest heavily to quickly discover and develop or in-license novel compounds that could make our product candidates obsolete. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing medicines before we do. Other companies are engaged in the discovery of medicines that would compete with the product candidates that we are developing.

              Any new medicine that competes with a generic or proprietary market leading medicine must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to overcome severe price competition and be commercially successful. VIBATIV® must demonstrate these advantages, as it competes with vancomycin, a relatively inexpensive generic drug that is manufactured by a number of companies, and a number of existing antibacterial drugs marketed by major and other pharmaceutical companies. If we are not able to compete effectively against our current and future competitors, our business will not grow, our financial condition and operations will suffer and the price of our securities could fall.

              As the principles of multivalency become more widely known, we expect to face increasing competition from companies and other organizations that pursue the same or similar approaches. Novel therapies, such as gene therapy or effective vaccines for infectious diseases, may emerge that will make both conventional and multivalent medicine discovery efforts obsolete or less competitive.

If we lose key management or scientific personnel, or if we fail to retain our key employees, our ability to discover and develop our product candidates will be impaired.

              We are highly dependent on principal members of our management team and scientific staff to operate our business. Our company is located in northern California, which is headquarters to many other biotechnology and biopharmaceutical companies and many academic and research institutions. As a result, competition for certain skilled personnel in our market remains intense. None of our employees have employment commitments for any fixed period of time and they all may leave our employment at will. If we fail to retain our qualified personnel or replace them when they leave, we may be unable to continue our development and commercialization activities, which may cause our stock price to decline.

Our business and operations would suffer in the event of system failures.

              Although we have security measures in place, our internal computer systems and those of our CROs and other service providers are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Any material system failure, accident or security breach could result in a material disruption to our business. For example, the loss of clinical trial data from completed or ongoing clinical trials of our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. If a disruption or security breach results in a loss of or damage to our data or regulatory applications, or inadvertent disclosure of confidential or proprietary information, we could incur liability, the further development of our product candidates could be delayed and the price of our securities could fall.

Our principal facility is located near known earthquake fault zones, and the occurrence of an earthquake, extremist attack or other catastrophic disaster could cause damage to our facilities and equipment, which could require us to cease or curtail operations.

              Our principal facility is located in the San Francisco Bay Area near known earthquake fault zones and therefore is vulnerable to damage from earthquakes. In October 1989, a major earthquake struck this area and caused significant property damage and a number of fatalities. We are also vulnerable to damage from other types of disasters, including power loss, attacks from extremist organizations, fire, floods, communications failures and similar events. If any disaster were to occur, our ability to operate our business could be seriously impaired. In addition, the unique nature of our research activities and of much of our equipment could make it difficult for us to recover from this type of disaster. We may not have adequate insurance to cover our losses resulting from disasters or other similar significant business interruptions and we do not plan to purchase additional insurance to cover such losses due to the cost of obtaining such coverage. Any significant losses that are not recoverable under our insurance policies could seriously impair our business and financial condition, which could cause the price of our securities to fall.

Risks Related to our Alliance with GSK

GSK's ownership of a significant percentage of our stock and its ability to acquire additional shares of our stock may create conflicts of interest, and may inhibit our management's ability to continue to operate our business in the manner in which it is currently being operated.

              As of October 24, 2012, GSK beneficially owned approximately 26.7% of our outstanding capital stock, and GSK has the right to acquire stock from us to maintain its percentage ownership of our capital stock. GSK could have substantial influence in the election of our directors, delay or prevent a transaction in which stockholders might receive a premium over the prevailing market price for their shares and have significant control over certain changes in our business.

              In addition, GSK may make an offer to our stockholders to acquire outstanding voting stock that would bring GSK's percentage ownership of our voting stock to no greater than 60%, provided that:

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  the offer includes no condition as to financing;

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  the offer is approved by a majority of our independent directors;

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  the offer includes a condition that the holders of a majority of the shares of the voting stock not owned by GSK accept the offer by tendering their shares in the offer; and

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  the shares purchased will be subject to the same provisions of the governance agreement as are the shares of voting stock currently held by GSK.

              If pursuant to the provision described above GSK's ownership of us is greater than 50.1%, then GSK is allowed to make an offer to our stockholders to acquire outstanding voting stock that would bring GSK's percentage ownership of our voting stock to 100%, provided that;

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  the offer includes no condition as to financing;

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  the offer is approved by a majority of our independent directors; and

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  the offer includes a condition that the holders of a majority of the shares of the voting stock not owned by GSK accept the offer by tendering their shares in the offer.

              Further, pursuant to our certificate of incorporation, we renounce our interest in and waive any claim that a corporate or business opportunity taken by GSK constitutes a corporate opportunity of ours unless such corporate or business opportunity is expressly offered to one of our directors who is a director, officer or employee of GSK, primarily in his or her capacity as one of our directors.

GSK's significant ownership position and its rights under the governance agreement may deter or prevent efforts by other companies to acquire us, which could prevent our stockholders from realizing a control premium.

              As of October 24, 2012, GSK beneficially owned approximately 26.7% of our outstanding capital stock. GSK may vote at its sole discretion on any proposal to effect a change of control of us or for us to issue equity securities to one or more parties that would result in that party or parties beneficially owning more than 20% of our outstanding capital stock. Our governance agreement with GSK requires us to exempt GSK from our stockholder rights plan, affords GSK certain rights to offer to acquire us in the event third parties seek to acquire our stock and contains other provisions that could deter or prevent another company from seeking to acquire us. For example, GSK may offer to acquire 100% of our outstanding stock from stockholders in certain circumstances, such as if we are faced with a hostile acquisition offer or if our board of directors acts in a manner to facilitate a change in control of us with a party other than GSK. As a result of GSK's significant ownership and its rights under the governance agreement, other companies may be less inclined to pursue an acquisition of us and therefore we may not have the opportunity to be acquired in a transaction that stockholders might otherwise deem favorable, including transactions in which our stockholders might realize a substantial premium for their shares.

GSK could sell or transfer a substantial number of shares of our common stock, which could depress the price of our securities or result in a change in control of our company.

              Under our governance agreement with GSK, GSK could previously sell or transfer our common stock only pursuant to a public offering registered under the Securities Act or pursuant to Rule 144 of the Securities Act. GSK no longer has contractual restrictions on its ability to sell or transfer our common stock on the open market, in privately negotiated transactions or otherwise, and these sales or transfers could create substantial declines in the price of our securities or, if these sales or transfers were made to a single buyer or group of buyers, could contribute to a transfer of control of our company to a third party.

Risks Related to Legal and Regulatory Uncertainty

If our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively in our market.

              We rely upon a combination of patents, patent applications, trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies. Any involuntary disclosure to or misappropriation by third parties of this proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market. The status of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and is very uncertain. As of December 31, 2012, we owned 326 issued United States patents and 1,110 granted foreign patents, as well as additional pending United States and foreign patent applications. Our patent applications may be challenged or fail to result in issued patents and our existing or future patents may be invalidated or be too narrow to prevent third parties from developing or designing around these patents. If the sufficiency of the breadth or strength of protection provided by our patents with respect to a product candidate is threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, the product candidate. Further, if we encounter delays in our clinical trials or in obtaining regulatory approval of our product candidates, the patent lives of the related product candidates would be reduced.

              In addition, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, for processes for which patents are difficult to enforce and for any other elements of our drug discovery and development processes that involve proprietary know-how, information and technology that is not covered by patent applications. Although we require our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information and technology to enter into confidentiality agreements, we cannot be certain that this know-how, information and technology will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, we will not be able to establish or, if established, maintain a competitive advantage in our market, which could materially adversely affect our business, financial condition and results of operations, which could cause the price of our securities to fall.

Litigation or third-party claims of intellectual property infringement would require us to divert resources and may prevent or delay our drug discovery and development efforts.

              Our commercial success depends in part on us and our partners not infringing the patents and proprietary rights of third parties. Third parties may assert that we or our partners are using their proprietary rights without authorization. There are third party patents that may cover materials or methods for treatment related to our product candidates. At present, we are not aware of any patent claims with merit that would adversely and materially affect our ability to develop our product candidates, but nevertheless the possibility of third party allegations cannot be ruled out. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Furthermore, parties making claims against us or our partners may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business.

              In the event of a successful claim of infringement against us, we may have to pay substantial damages, obtain one or more licenses from third parties or pay royalties. In addition, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly. In addition, in the future we could be required to initiate litigation to enforce our proprietary rights against infringement by third parties. Prosecution of these claims to enforce our rights against others would involve substantial litigation expenses and divert substantial employee resources from our business. If we fail to effectively enforce our proprietary rights against others, our business will be harmed, which may cause our stock price to decline.

If the efforts of our partner, GSK, to protect the proprietary nature of the intellectual property related to the assets in the LABA collaboration, including FF/VI and UMEC/VI, are not adequate, the future commercialization of any medicines resulting from the LABA collaboration could be delayed or prevented, which would materially harm our business and could cause the price of our securities to fall.

              The risks identified in the two preceding risk factors also apply to the intellectual property protection efforts of our partner, GSK. To the extent the intellectual property protection of any of the assets in the LABA collaboration are successfully challenged or encounter problems with the United States Patent and Trademark Office or other comparable agencies throughout the world, the future commercialization of these potential medicines could be delayed or prevented. Any challenge to the intellectual property protection of a late-stage development asset arising from the LABA collaboration could harm our business and cause the price of our securities to fall.

Product liability lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our medicines.

              The risk that we may be sued on product liability claims is inherent in the development and commercialization of pharmaceutical products. Side effects of, or manufacturing defects in, products that we or our partners develop or commercialize could result in the deterioration of a patient's condition, injury or even death. Once a product is approved for sale and commercialized, the likelihood of product liability lawsuits tends to increase. Claims may be brought by individuals seeking relief for themselves or by individuals or groups seeking to represent a class. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forgo further commercialization of the applicable products.

              Although we maintain general liability and product liability insurance, this insurance may not fully cover potential liabilities. In addition, inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercial production and sale of our products, which could adversely affect our business. Product liability claims could also harm our reputation, which may adversely affect our and our partners' ability to commercialize our products successfully, which could cause the price of our securities to fall.

Government restrictions on pricing and reimbursement, as well as other healthcare payor cost-containment initiatives, may negatively impact our ability to generate revenues.

              The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect one or more of the following:

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  our or our collaborators' ability to set a price we believe is fair for our products, if approved;

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  our ability to generate revenues and achieve profitability; and

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  the availability of capital.

              The Patient Protection and Affordable Care Act and other potential legislative or regulatory action regarding healthcare and insurance matters, along with the trend toward managed healthcare in the United States, could influence the purchase of healthcare products and reduce demand and prices for our products, if approved. This could harm our or our collaborators' ability to market our potential medicines and generate revenues. Cost containment measures that health care payors and providers are instituting and the effect of the Patient Protection and Affordable Care Act and further agency regulations that are likely to emerge in connection with the passage of this act could significantly reduce potential revenues from the sale of any product candidates approved in the future. In addition, in certain foreign markets, the pricing of prescription drugs is subject to government control and reimbursement may in some cases be unavailable. We believe that pricing pressures at the state and federal level, as well as internationally, will continue and may increase, which may make it difficult for us to sell our potential medicines that may be approved in the future at a price acceptable to us or our collaborators, which may cause our stock price to decline.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

              Our research and development activities involve the controlled use of potentially hazardous substances, including chemical, biological and radioactive materials. In addition, our operations produce hazardous waste products. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. We may incur significant additional costs to comply with these and other applicable laws in the future. Also, even if we are in compliance with applicable laws, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any such contamination or injury. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, which could cause the price of our securities to fall.

Risks Related to Ownership of our Common Stock

The price of our securities has been extremely volatile and may continue to be so, and purchasers of our securities could incur substantial losses.

              The price of our securities has been extremely volatile and may continue to be so. The stock market in general and the market for biotechnology and biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the companies' operating performance, in particular during the last several years. The following factors, in addition to the other risk factors described in this section, may also have a significant impact on the market price of our securities:

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  any adverse developments or results or perceived adverse developments or results with respect to the development of FF/VI with GSK, including, without limitation, any difficulties or delays encountered with regard to the regulatory path for FF/VI or any indication from clinical or non-clinical studies, including the large Phase 3b program, that FF/VI is not safe or efficacious (for example, the negative investor reaction to the topline results from the Phase 3 registrational programs for FF/VI announced in early 2012);

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  any adverse developments or results or perceived adverse developments or results with respect to the development of UMEC/VI with GSK, including, without limitation, any difficulties or delays encountered with regard to the regulatory path for UMEC/VI, or any indication from clinical or non-clinical studies that UMEC/VI is not safe or efficacious;

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  any adverse developments or results or perceived adverse developments or results with respect to the MABA program with GSK, including, without limitation, any further delays encountered in commencing the single-agent Phase 3 program, any difficulties or delays encountered with regard to the regulatory path for '081, such as the '081/FF Phase 3-enabling studies planned for 2013 or any indication from non-clinical studies of '081 that the compound is not safe or efficacious;

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  any further adverse developments with respect to the commercialization of VIBATIV®, including, without limitation, the uncertainties surrounding drug product manufacture and supply, difficulties that may be encountered by Hospira in technology transfer activities and how, when and where VIBATIV® will be commercialized;

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  any further adverse developments or perceived adverse developments with respect to our telavancin NP NDA, including, without limitation, adverse developments or perceived adverse developments with regard to the label for VIBATIV® if it is approved for NP;

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  any adverse developments or perceived adverse developments in the field of LABAs, including any change in FDA policy or guidance (such as the pronouncement in February 2010 warning that LABAs should not be used alone in the treatment of asthma and related labeling requirements, the impact of the March 2010 FDA Advisory Committee discussing LABA clinical trial design to evaluate serious asthma outcomes or the FDA's April 2011 announcement that manufacturers of currently marketed LABAs conduct additional clinical studies comparing the addition of LABAs to inhaled corticosteroids versus inhaled corticosteroids alone);

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  GSK's decisions whether or not to purchase, on a quarterly basis, sufficient shares of our common stock to maintain its ownership percentage taking into account our preceding quarter's option exercise and equity vesting activity;

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  any announcements of developments with, or comments by, the FDA or other regulatory authorities with respect to products we or our partners have under development or have commercialized;

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  our incurrence of expenses in any particular quarter that are different than market expectations;

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  the extent to which GSK advances (or does not advance) FF/VI, UMEC/VI and the MABA program through development into commercialization in all indications in all major markets;

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  any adverse developments or perceived adverse developments with respect to our relationship with GSK, including, without limitation, disagreements that may arise between us and GSK;

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  any adverse developments or perceived adverse developments with respect to our relationship with any of our research, development or commercialization partners other than GSK, including, without limitation, disagreements that may arise between us and any of those partners;

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  any adverse developments or perceived adverse developments with respect to our partnering efforts with VIBATIV®, our 5-HT4 receptor agonist, Peripheral Mu Opioid Receptor Antagonist, MARIN and ARNI programs, TD-1792 or TD-4208;

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  announcements regarding GSK generally;

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  announcements of patent issuances or denials, technological innovations or new commercial products by us or our competitors;

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  developments concerning any collaboration we undertake with companies other than GSK;

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  publicity regarding actual or potential study results or the outcome of regulatory review relating to products under development by us, our partners or our competitors;

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  regulatory developments in the United States and foreign countries;

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  economic and other external factors beyond our control;

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  sales of stock by us or by our stockholders, including sales by certain of our employees and directors whether or not pursuant to selling plans under Rule 10b5-1 of the Securities Exchange Act of 1934;

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  relative illiquidity in the public market for our common stock (our six largest stockholders other than GSK collectively owned approximately 44.5% of our outstanding capital stock as of October 24, 2012 based on our review of publicly available filings); and

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  potential sales or purchases of our capital stock by GSK.

Concentration of ownership will limit your ability to influence corporate matters.

              As of October 24, 2012, GSK beneficially owned approximately 26.7% of our outstanding capital stock and our directors, executive officers and investors affiliated with these individuals beneficially owned approximately 5.5% of our outstanding capital stock. Based on our review of publicly available filings as of October 24, 2012, our six largest stockholders other than GSK collectively owned approximately 44.5% of our outstanding capital stock. These stockholders could control the outcome of actions taken by us that require stockholder approval, including a transaction in which stockholders might receive a premium over the prevailing market price for their shares.

Anti-takeover provisions in our charter and bylaws, in our rights agreement and in Delaware law could prevent or delay a change in control of our company.

              Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions include:

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  requiring supermajority stockholder voting to effect certain amendments to our certificate of incorporation and bylaws;

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  restricting the ability of stockholders to call special meetings of stockholders;

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  prohibiting stockholder action by written consent; and

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  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

              In addition, our board of directors has adopted a rights agreement that may prevent or delay a change in control of us. Further, some provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.

Risks Related to the Notes

The notes will be subordinated to any existing and future senior indebtedness.

              The notes are unsecured and contractually subordinated in right of payment to any of our existing and future senior indebtedness. In the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default and in specific other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. As a result of these payments, our general creditors may recover less, ratably, than the holders of our senior indebtedness and such general creditors may recover more, ratably, than the holders of our notes or our other subordinated indebtedness. The indenture does not limit the creation of senior indebtedness (or any other indebtedness). Any significant additional indebtedness incurred may also materially adversely impact our ability to service our debt, including the notes. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the notes. We anticipate that from time to time we may incur additional indebtedness, including senior indebtedness. As of September 30, 2012, we had no outstanding senior indebtedness as defined in the indenture.

The notes are effectively subordinated to the indebtedness and liabilities of our existing and future subsidiaries and to all of our existing and future secured indebtedness.

              The notes are not guaranteed by our existing subsidiaries or any future subsidiaries and, accordingly, the notes are effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon that subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiaries. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. As of September 30, 2012, our subsidiaries had no liabilities (including trade payables, but excluding intercompany indebtedness and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP).

              In addition, the notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. As of September 30, 2012, we had no secured indebtedness outstanding.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

              We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the company's common stock and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on the common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

              The Securities and Exchange Commission, or SEC, and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a "covered security" triggers a "circuit breaker" by falling 10% or more from the security's closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed for the remainder of that day and the following day only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a "covered security," these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common stock and conduct a convertible arbitrage strategy.

              The SEC has also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc., or FINRA, to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and certain exchange traded funds and notes if the price of any such security moves 10% or more from a sale price in a five-minute period (the "SRO pilot program"). Beginning on August 8, 2011, the SRO pilot program was expanded to include all other National Market System stocks, including our common stock, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. Beginning on November 23, 2011, the SRO pilot program was amended to exclude all rights and warrants from the trading halt. The SRO pilot program is currently set to expire on February 4, 2013.

              On May 31, 2012, the SEC approved the "Limit Up-Limit Down" plan proposed by FINRA and securities exchanges. The plan requires securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades and the display of offers from occurring outside of a specified price band. If bid or offer quotations are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan, which will go into effect on a one-year pilot basis on February 4, 2013, is intended to replace the SRO pilot program.

              On May 31, 2012, the SEC also approved changes to the existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The existing market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. Among other changes to the existing market-wide circuit breaker system that will go into effect on a one-year pilot basis on February 4, 2013 will be a change in the existing 10%, 20% and 30% market decline thresholds that trigger market-wide trading halts to 7%, 13% and 20%, respectively. The approved amendment also changes the index that is used as the pricing reference for the decline to the S&P 500 Index rather than the Dow Jones Industrial Average, and in some instances shortens the time periods during which trading will be halted to 15 minutes if the circuit breaker occurs prior to 3:25 p.m., except in the case of a 20% decline.

              The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), on July 21, 2010, also introduced regulatory uncertainty that may impact trading activities relevant to the notes. This new legislation, when fully implemented through regulatory rulemaking, will require many over-the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security based swap dealers, major swap participants and major security-based swap participants will be required to register with the SEC or the Commodity Futures Trading Commission and comply with margin and capital requirements as well as public reporting requirements.

              Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and exchange rule changes and implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions (such as the emergency orders issued by the SEC in 2008 prohibiting short sales of stock of certain financial services companies) have had a significant impact on the trading prices and liquidity of convertible debt instruments. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to establish and maintain a convertible arbitrage strategy with respect to the notes (including any increasing costs incurred by investors in implementing such strategy) could adversely affect the trading price and the liquidity of the notes.

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

              The indenture governing the notes does not contain any financial or operating covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including senior indebtedness, secured indebtedness or indebtedness at the subsidiary level to which the notes would be contractually or structurally subordinated. We may not be able to generate sufficient cash flow to pay the interest on our debt, including the notes and any indebtedness that is senior in right of payment to the notes. Further, there can be no assurances that future working capital, any borrowings or equity financing will be available to pay or refinance any such debt.

The adjustment to the conversion rate for notes converted in connection with certain change of control events may not adequately compensate you for any lost value of your notes as a result of such transaction.

              If certain change of control events occur prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such change of control. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under "Description of the Notes—Make-Whole Premium Upon Certain Fundamental Changes." The adjustment to the conversion rate for notes converted in connection with certain change of control events may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $            per share or less than $            per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed            , subject to adjustments in the same manner as the conversion rate as set forth under "Description of the Notes—Conversion Rights—Conversion Rate Adjustments." Our obligation to increase the conversion rate upon the occurrence of certain change of control events could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change as required by the indenture.

              Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described under "Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes." We may not have sufficient funds to repurchase the notes in cash or have the ability to arrange necessary financing on acceptable terms. Our ability to repurchase the notes may also be limited by law or the terms of other agreements relating to our indebtedness. A fundamental change may also constitute an event of default or prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our failure to repurchase the notes when required would result in an event of default with respect to the notes.

Some significant restructuring transactions and significant changes in the composition of our board may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

              Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

              In addition, certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of clause (3) in the definition of change of control, as defined under "Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes," may not constitute a fundamental change. In the event of any such significant change in the composition of our board, the holders would not have the right to require us to repurchase the notes.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

              If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

              The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents we have incorporated by reference in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our partners, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

Future issuances of common stock and hedging activities may depress the trading price of our common stock and the notes.

              Any issuance of equity securities after this offering, including the issuance of shares upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes. We may issue equity securities in the future for a number of reasons, such as to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons. In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes, or any common stock that holders receive upon conversion of the notes.

The capped call transactions may affect the value of the notes and our common stock.

              In connection with the pricing of the notes, we expect to enter into capped call transactions (the "base capped call transactions") with one or more of the underwriters or their affiliates, or the "hedge counterparties." If the underwriters exercise their option to purchase additional notes, we may enter into additional capped call transactions with the hedge counterparties (together with the base capped call transaction, the "capped call transactions"). The capped call transactions are expected generally to reduce potential dilution to our common stock upon conversion of the notes. In connection with establishing their initial hedges of the capped call transactions, the hedge counterparties (or affiliates thereof) expect to enter into various derivative transactions with respect to our common stock concurrently with, and/or purchase our common stock shortly after, the pricing of the notes. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of our common stock concurrently with, or shortly after, the pricing of the notes.

              In addition, the hedge counterparties (or affiliates thereof) are likely to modify their hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity date of the notes (and are likely to do so during a specified averaging period under the capped call transactions preceding the maturity date, and on or around any earlier conversion date related to a conversion of the notes).

              In addition, if the capped call transactions fail to become effective when this offering of notes is completed, or if the offering is not completed, the hedge counterparties (or affiliates thereof) are likely to unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

              The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock, which could affect the value of the notes and the value of our common stock you will receive upon any conversion of the notes.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

              As described under "Description of the Notes—Conversion Rights—Conversion Rate Adjustments," we will adjust the conversion rate of the notes for certain events, including, among others, the issuance of stock or cash dividends on our common stock; the issuance of certain rights or warrants; certain subdivisions and combinations of our capital stock; the distribution of capital stock, indebtedness or assets; and certain tender or exchange offers. We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. If we engage in any of these types of transactions, the value of the common stock into which your notes are convertible may be diluted. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, may occur.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

              The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If certain fundamental changes occur on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with such fundamental changes to reflect a make-whole premium. Such increase may also be treated as a distribution subject to U.S. federal income tax as a constructive dividend. See "Material U.S. Federal Income Tax Considerations." If you are a non-U.S. Holder (as defined in "Material U.S. Federal Income Tax Considerations"), any constructive dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, which may be withheld from subsequent payments on the notes. See "Material U.S. Federal Income Tax Considerations."

Any adverse rating of the notes may cause their trading price to fall.

              We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

An active trading market for the notes may not develop.

              The notes are a new issue of securities for which there is currently no public market, and no active or liquid trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

              We have no plans to list the notes on a securities exchange. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

Provisions of the notes could discourage an acquisition of us by a third party.

              Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer's capital stock in the event of certain fundamental changes.

SELECTED FINANCIAL DATA

              The following table sets forth our historical selected financial information. Effective January 1, 2012, we adopted the Financial Accounting Standards Board's ("FASB") Accounting Standards Update ("ASU") No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. These updates revise the manner in which entities present comprehensive income in their financial statements. The following selected financial information revises historical information to illustrate the new presentation required by this pronouncement for the periods presented.

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
	(in thousands)
Consolidated Statement of Comprehensive Income (Loss)
Net income (loss)	$(85,302)	$(83,862)	$(115,344)	$(78,337)	$12,782
Other comprehensive income (loss):
Net unrealized gain (loss) on available-for-sale securities, net of tax	(466)	(2)	(17)	24	100

Comprehensive income (loss)	$(85,768)	$(83,864)	$(115,361)	$(78,313)	$12,882

RATIO OF EARNINGS TO FIXED CHARGES

              The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by the fixed charges.

	Year Ended December 31,					Nine Months Ended September 30, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges(1)	—	—	—	—	—	3.7

(1)
For the purposes of computing ratio of earnings to fixed charges, earnings consist of loss before income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest. Earnings for 2007, 2008, 2009, 2010, and 2011 were insufficient to cover fixed charges by $160.0 million, $93.6 million, $85.3 million, $83.9 million, and $115.3 million, respectively.

USE OF PROCEEDS

              We estimate the net proceeds from this offering will be approximately $             million (or $             million if the underwriters exercise their option to purchase additional notes in full), after deducting fees and estimated offering expenses payable by us.

              We intend to use the net proceeds from this offering, including from any such sale of additional notes, for milestone payments to GSK if there is any approval or launch of products under the LABA collaboration, including RELVAR™/BREO™, ANORO™, or VI, potential repayment of $172.5 million of our 3% convertible subordinated notes due in January 2015, approximately $             million to pay the cost of the base capped call transactions that we expect to enter into with one or more of the underwriters or their affiliates, whom we refer to as the "hedge counterparties," and other general corporate purposes. If the underwriters exercise their option to purchase additional notes, we may use a portion of the net proceeds from the sale of additional notes to enter into additional capped call transactions with one or more hedge counterparties.

              General corporate purposes may include funding clinical and preclinical development of our product candidates, drug research activities, manufacture of preclinical, clinical and commercial drug supplies, capital expenditures, working capital and acquisitions of technology or drug candidates. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of this offering. Pending the application of the net proceeds for these purposes, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

PRICE RANGE OF COMMON STOCK

              Our common stock is listed on the Nasdaq Global Market under the symbol "THRX." The following table sets forth, for the periods indicated, the range of high and low closing sale prices of our common stock as reported on the Nasdaq Global Market.

	High	Low
Year Ended December 31, 2011
First Quarter	$25.78	$20.98
Second Quarter	$28.70	$21.18
Third Quarter	$24.87	$16.89
Fourth Quarter	$23.91	$19.02
Year Ended December 31, 2012
First Quarter	$20.50	$16.39
Second Quarter	$23.42	$17.61
Third Quarter	$31.69	$23.81
Fourth Quarter	$26.90	$20.12
Year Ended December 31, 2013
First Quarter (through January 15, 2013)	$23.51	$21.57

              The last reported sale price of our common stock on January 15, 2013 was $23.50 per share.

              As of December 31, 2012, there were 181 stockholders of record of our common stock.

DIVIDEND POLICY

              We currently intend to retain any future earnings to finance our research and development efforts. We have never declared or paid cash dividends on our common stock or Class A common stock and do not intend to declare or pay cash dividends on our common stock in the foreseeable future.

CAPITALIZATION

              The following table sets forth our capitalization as of September 30, 2012 on an actual basis and on an as adjusted basis to give effect to the issuance and sale of $250,000,000 aggregate principal amount of notes in this offering. The table below does not give effect to our use of a portion of the net proceeds of this offering to pay the cost of the capped call transactions, which will result in an adjustment to additional paid-in capital.

	As of September 30, 2012
	Actual	As Adjusted
	(in thousands, except for share and per share data)
	(unaudited)
Long-term debt:
Convertible Subordinated Notes due 2015	$172,500	$172,500
Convertible Subordinated Notes due 2023 offered hereby	—	250,000
Other long-term liabilities(1)	11,065	11,065
Noncontrolling interests
Stockholders' equity:
Preferred stock, $0.01 par value, 230,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 97,854,375 shares issued and outstanding	979	979
Class A Common Stock, $0.01 par value, 30,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,475,371	1,475,371
Accumulated other comprehensive income	116	116
Accumulated deficit	(1,303,178)	(1,303,178)

Total stockholders' equity	173,288	173,288

Total capitalization	$356,853	$606,853

(1)
Other long-term obligations include the long-term portion of deferred revenue of approximately $5.8 million as of September 30, 2012.

              The number of shares in the table above excludes:

  •
  an aggregate of 6,134,165 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2012 under our 2012 Equity Incentive Plan, 2004 Equity Incentive Plan and 2008 New Employee Equity Incentive Plan, at a weighted-average exercise price of $20.12;

  •
  an aggregate of 1,398,596 shares of common stock issuable upon vesting of outstanding restricted stock units as of September 30, 2012;

  •
  an additional 5,521,882 shares of common stock available for future grants as of September 30, 2012 under our 2012 Equity Incentive Plan and our Amended and Restated 2004 Employee Stock Purchase Plan;

  •
  6,667,953 shares of common stock issuable upon the conversion of our outstanding 3% Convertible Subordinated Notes due 2015;

  •
  such number of shares of common stock which may be issued and sold to GSK pursuant to its right, under certain circumstances, to maintain its proportionate ownership in Theravance under our governance agreement with GSK. See "Description of Capital Stock—Governance Agreement"; and

  •
  shares of common stock issuable upon conversion of the notes offered hereby.

DESCRIPTION OF THE NOTES

              We will issue the notes under the indenture, to be dated as of January     , 2013, between Theravance, Inc., as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee. As used in this description of the notes, the words "our company," "we," "us," "our" or "Theravance" refer only to Theravance, Inc. and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a holder. A copy of the indenture, including a form of the notes, is available as described under "Where You Can Find More Information."

General

              The notes will be general unsecured subordinated obligations of Theravance. The notes are limited to $250,000,000 aggregate principal amount ($287,500,000 aggregate principal amount if the underwriters exercise their option to purchase additional notes in full). The notes will mature on January 15, 2023. The notes will be issued in denominations of $1,000 or in integral multiples of $1,000. The notes will be payable at a corporate trust agency of the paying agent, which initially will be an office or agency of the trustee.

              The notes bear cash interest at the rate of        % per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2013, to holders of record at the close of business on the January 1 or the July 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date, provided that the first interest payment on July 15, 2013, will include interest from January     , 2013 through the day before the applicable interest payment date (or purchase date, as the case may be). Any payment of principal or interest required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A "business day" is any weekday that is not a day on which banking institutions in New York, New York are authorized or obligated to close.

              Interest will cease to accrue on a note upon its maturity, conversion or purchase by us at the option of a holder. We may not reissue a note that has matured or been converted or has been purchased by us at your option or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

              Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

              The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior indebtedness (as defined below) or other indebtedness or the issuance or repurchase of securities by us. The indenture does not contain any covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change of control, except to the extent described under "—Fundamental Change Permits Holders to Require Us to Purchase Notes" and "—Make-Whole Premium Upon Certain Fundamental Changes" below.

              No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Subordination of Notes

    Ranking

              The notes will be our general unsecured obligations and will be:

  •
  subordinated in right of payment, as provided in the indenture, to the prior payment in full of all of our existing and future senior indebtedness;

  •
  equal in right of payment with all of our existing subordinated indebtedness, including our 3% Convertible Subordinated Notes due 2015, and future subordinated indebtedness;

  •
  effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness; and

  •
  effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

              The payment of the principal of, premium, if any, and any interest amount on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the note holders. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

              We may not make any payment on the notes or purchase or otherwise acquire the notes if:

  •
  a default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace; or

  •
  any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from Theravance or other person permitted to give such notice under the indenture.

              We are required to resume payments on the notes:

  •
  in case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist; and

  •
  in case of a nonpayment default of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

              No new period of payment blockage may be commenced for a default unless:

  •
  at least 365 days have elapsed since our receipt of the prior payment blockage notice; and

  •
  all scheduled payments on the notes that have come due have been paid in full in cash.

              No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

              As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

              If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

              The notes are exclusively obligations of Theravance. Our subsidiaries are separate and distinct legal entities. Our existing subsidiaries and any future subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

              Our right to receive any assets of our existing subsidiaries and any future subsidiaries upon their liquidation or reorganization, and therefore, our right to participate in those assets, will be structurally subordinated to the claims of our subsidiaries' creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

              As of September 30, 2012, we had no outstanding senior indebtedness as defined in the indenture, nor any secured indebtedness, and our subsidiaries had no outstanding liabilities (including trade payables, but excluding intercompany indebtedness and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP).

              As of September 30, 2012, we had $172.5 million of outstanding subordinated indebtedness, consisting of our 3% Convertible Subordinated Notes due 2015.

              Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

              We are obligated to pay reasonable compensation and expenses to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the note holders.

              The following terms will be defined as follows in the indenture:

              "designated senior indebtedness" means our obligations under any particular senior indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or any related agreements or documents to which we are a party) expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness).

              "indebtedness" means, without duplication:

    (1)
    all of our indebtedness, obligations and other liabilities (contingent or otherwise) for borrowed money (including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof), other than any trade accounts payable or other accrued current expense incurred in the ordinary course of business in connection with the obtaining of materials or services;

    (2)
    all of our reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers' acceptances;

    (3)
    all of our obligations and liabilities (contingent or otherwise):

    (a)
    in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet,

    (b)
    as lessee under other leases for facilities equipment (and related assets leased together therewith), whether or not capitalized, entered into or leased for financing purposes (as determined by us), or

    (c)
    under any lease or related document (including a purchase agreement) in connection with the lease of real property or improvements (or any personal property included as part of any such lease) that provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

    (4)
    all of our obligations (contingent or otherwise) with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or foreign currency hedge, exchange, purchase or similar instrument or agreement;

    (5)
    all of our direct or indirect guarantees, agreements to be jointly liable or similar agreements in respect of, and obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4);

    (6)
    any indebtedness or other obligations described in clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby shall be assumed by us; and

    (7)
    any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6).

              "senior indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for postpetition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Theravance, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Theravance, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes. Senior indebtedness does not include:

    (1)
    indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior in right of payment to the notes;

    (2)
    indebtedness that is expressly subordinated to any senior indebtedness;

    (3)
    indebtedness subordinated by operation of law;

    (4)
    our trade payables and accrued expenses (including, without limitation, accrued compensation and accrued restructuring charges) or deferred purchase price for goods, services or materials purchased or provided in the ordinary course of business;

    (5)
    lease obligations other than those described in clause (3) under the definition of "indebtedness" above;

    (6)
    any indebtedness of Theravance to or among any of its subsidiaries; and

    (7)
    any obligation for federal, state, local or other taxes.

Optional Redemption

              The notes may not be redeemed by us at our option prior to maturity.

Conversion Rights

              Holders may convert their notes into shares of our common stock prior to the close of business on the second business day immediately preceding the stated maturity date based on an initial conversion rate of            shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per share). The conversion rate will be subject to adjustment as described below. If a holder has already delivered a fundamental change purchase notice as described under "—Fundamental Change Permits Holders to Require Us to Purchase Notes" with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

              A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the closing price of our common stock for the trading day immediately preceding the conversion date. As used in this Description of the Notes, all references to our common stock are to our common stock, par value $0.01 per share. See "Description of Capital Stock" below.

              The ability to surrender notes for conversion will expire at the close of business on the second business day immediately preceding the stated maturity date.

              To convert interests in a global note, a beneficial owner of a note must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's then applicable conversion program procedures. To convert a certificated note, a holder must:

  •
  complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

  •
  if required, pay all transfer or similar taxes.

              On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment of such holder's fractional shares, will thus be deemed:

  •
  to satisfy our obligation to pay the principal amount of a note; and

  •
  to satisfy our obligation to pay accrued and unpaid interest.

We will deliver the shares (and cash in lieu of fractional shares) due upon conversion no later than three business days after the conversion date. Delivery of shares of common stock will be accomplished by delivery to the conversion agent of certificates for the required number of shares, other than in the case of holders of notes in book entry form with DTC, which shares shall be delivered in accordance with DTC's customary practices.

              As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. If a holder surrenders a note for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business on such interest payment date, then, despite the conversion, we will, on the interest payment date, pay the semiannual interest payable on such note to the person who was the record holder of the note at the close of business on the record date. Such notes, upon surrender to us for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted, provided that no such payment need be made:

  •
  in connection with any conversion following the regular record date immediately preceding the final interest payment date;

  •
  if we have specified a fundamental change purchase date that is after a record date and on or prior to the business day following the corresponding interest payment date; or

  •
  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

              The conversion rate will not be adjusted for accrued interest. For a discussion of the U.S. federal income tax treatment of a holder receiving shares of our common stock, upon surrendering notes for conversion, see "Material U.S. Federal Income Tax Considerations."

Conversion Rate Adjustments

              The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)
If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1 OS0

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date (as defined below) of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;
CR1 =	the conversion rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as applicable;
OS0 =
the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as applicable; and
OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

              Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)
If we issue to all or substantially all holders of our common stock any rights or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock (or securities convertible into common stock) at a price per share (or having a conversion price per share) that is less than the average of the closing prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date for such issuance;
CR1 =	the conversion rate in effect immediately after the close of business on such record date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;

X =	the total number of shares of our common stock issuable pursuant to such rights or warrants (or into which such convertible securities are convertible); and
Y =
the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants (or the aggregate conversion price of such convertible securities), divided by the average of the closing prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

              Any increase made under this clause (2) will be made successively whenever any such rights or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that shares of common stock (or securities convertible into common stock) are not delivered after the expiration of such rights or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of common stock (or securities convertible into common stock) actually delivered. If such rights or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such record date for such issuance had not occurred.

              For the purpose of this clause (2) in determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price less than such average of the closing prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)
If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•
dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•
dividends or distributions in connection with a reclassification, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion price as described under "—Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale," or pursuant to our stockholder rights plan, as described below;

•
dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•
spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0 SP0-FMV

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;
CR1 =	the conversion rate in effect immediately after the close of business on such record date;

SP0 =	the average of the closing prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the record date for such distribution; and
FMV =
the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock as of the close of business on the record date for such distribution.

              Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if "FMV" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, adequate provision shall be made so that each holder of a note shall receive upon conversion, in respect of each $1,000 principal amount thereof, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

              With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, in a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a "spin-off," the conversion rate will be increased based on the following formula unless we make an equivalent distribution to the holders of the notes:

CR1 = CR0 ×	FMV0 + MP0 MP0

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date for the spin-off;
CR1 =	the conversion rate in effect immediately after the close of business on the record date for the spin-off;
FMV0 =
the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the "valuation period"); and
MP0 =	the average of the closing prices of our common stock over the valuation period.

              The adjustment to the conversion rate under the preceding paragraph will be calculated on the last trading day of the valuation period and will be given effect immediately prior to open of business on the tenth trading day after the date on which ex-dividend trading commences; provided that in respect of any conversion after the close of business on the record date for the spin-off but prior to the open of business on the trading day next succeeding the last trading day of the valuation period, references in the preceding paragraph with respect to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the conversion rate. Notwithstanding the foregoing, we may in lieu of the foregoing adjustment elect to make adequate provision so that each holder of a note shall receive upon conversion the amount of capital stock or similar equity interest that such holder would have received if such notes had been converted on the record date for the distribution.

(4)
If any dividend or distribution is made to all holders of our common stock exclusively in cash (excluding any dividend or distribution in connection with our liquidation, dissolution or winding up), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0 SP0-C

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;
CR1 =	the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;
SP0 =
the average of the last reported sale price of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C =	the amount in cash per share we distribute to all holders of our common stock.

              Any increase made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if "C" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, adequate provision shall be made so that each holder of a note shall receive upon conversion, for each $1,000 principal amount of notes, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

(5)
If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1) OS0 × SP1

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the date such tender or exchange offer expires;
CR1 =	the conversion rate in effect immediately after the close of business on the date such tender or exchange offer expires;
AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);
OS1 =
the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1 =
the average of the closing prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

              The adjustment to the conversion rate under the preceding paragraph will be calculated at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires but will be given effect as of the close of business on the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the conversion rate. If we are obligated to purchase shares of our common stock pursuant to any such tender offer but we are permanently prevented by applicable law from effecting any or all such purchases or any or all such purchasers are rescinded, the conversion rate will again be adjusted to be the conversion rate which would have been in effect based upon the number of shares actually purchased, if any.

              Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

              As used in this section, "ex-dividend date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and "effective date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

              As used in this section, "record date" means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

              To the extent permitted by law and subject to the applicable rules of the Nasdaq Stock Market, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors or a committee thereof determines that such increase would be in our best interest. In that case, we will give at least 15 days notice of such increase. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

              A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see "Material U.S. Federal Income Tax Considerations."

              In addition, the indenture will provide that upon conversion of the notes, holders will receive the rights related to such common stock pursuant to our stockholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion to the extent such rights remain in place at such time. However, in the case of our existing stockholder rights plan and any future rights plan that so provides, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

  •
  the issuance of such rights;

  •
  the distribution of separate certificates representing such rights;

  •
  the exercise or redemption of such rights in accordance with any rights agreement; or

  •
  the termination or invalidation of such rights.

              Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to any such rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted on the date the rights become separate from such stock as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

              Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant or right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

  •
  solely for a change in the par value of our common stock; or

  •
  for accrued and unpaid interest, if any.

              Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any notes or on any fundamental change effective date, unless such adjustment has already been made.

Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale

              In the case of the following events (each, a "business combination"):

  •
  any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

  •
  a consolidation, merger or combination involving us;

  •
  a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

  •
  a statutory share exchange,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination, except that such holders will not receive a make-whole premium if such holder does not convert its notes "in connection with" the relevant fundamental change. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, the notes will be convertible into the weighted average of the kind and amount of consideration received by the holders of our common stock that affirmatively make such an election. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date of the business combination.

Fundamental Change Permits Holders to Require Us to Purchase Notes

              If a fundamental change, as defined below, occurs, each holder of notes will have the right to require us to repurchase all or any portion of that holder's notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the fundamental change purchase date, that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

              At least 20 days prior to the anticipated effective date of a fundamental change, if practicable, but in any case as promptly as practicable, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

              In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the purchase date a fundamental change purchase notice stating among other things:

  •
  if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

  •
  the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

              If the notes are not in certificated form, a holder's fundamental change purchase notice must comply with appropriate DTC procedures.

              A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

  •
  the principal amount, if any, of the notes which remains subject to the fundamental change purchase notice.

              In connection with any purchase offer in the event of a fundamental change, we will, if required:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Securities Exchange Act of 1934, or the Exchange Act, which may then be applicable; and

  •
  file a Schedule TO or any other required schedule under the Exchange Act.

              Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note.

              If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the note in accordance with the terms of the indenture, then, on the business day following the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

              A "fundamental change" will be deemed to have occurred upon a change of control or a termination of trading, each as defined below, after the original issuance of the notes.

              A "change of control" will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

    (1)
    the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

    (2)
    our consolidation or merger with or into any other person, any merger of another person into us, any reclassification or recapitalization, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than to one or more of our wholly owned subsidiaries, provided that this clause (2) shall not apply to:

      a.
      any transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (y) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction, or

      b.
      any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

    (3)
    during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office; or

    (4)
    our stockholders pass a resolution approving a plan of liquidation or dissolution.

              Notwithstanding the foregoing, it will not constitute a change of control if at least 90% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded or quoted on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such consideration; provided that, with respect to an entity organized under the laws of a jurisdiction outside the United States, such entity has a worldwide total market capitalization (calculated in U.S. dollars) of its equity securities of at least two times the market capitalization of us before giving effect to the consolidation or merger.

              Clause (2) above in the definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

              Furthermore, holders may not be entitled to require us to repurchase all or a portion of their notes upon a fundamental change in certain circumstances involving a significant change in the composition of Theravance's board, including in connection with a proxy contest where Theravance's board does not endorse a dissident slate of directors but approves them for purposes of clause (3) above in the definition of change of control.

              A "termination of trading" means the termination (but not the temporary suspension) of trading of our common stock, which will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is not listed or quoted for trading on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

              For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any group within the meaning of Section 13(d) of the Exchange Act.

              Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

              We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

              No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

              The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

              Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of future debt. Further, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under future debt.

Make-Whole Premium Upon Certain Fundamental Changes

              If you convert your notes in connection with a change of control event defined in clauses (1) or (2) of such definition, we will pay, to the extent described below, a make-whole premium by issuing additional shares of common stock upon conversion of the notes if and as required below. A conversion of the notes by a holder will be deemed for these purposes to be "in connection with" a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date ten trading days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date or ten trading days after the actual effective date of the fundamental change, if later. Any make-whole premium will be in addition to, and not in substitution for, any securities, cash or other assets otherwise due to holders of notes upon conversion. Any make-whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, which we refer to as the "effective date," and the price, which we refer to as the "stock price," paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the ten trading days immediately prior to but not including the effective date. The following table shows what the make-whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes.

Make-Whole Premium Upon Certain Fundamental Changes (Increase in Applicable Conversion Rate)

Stock Price on Effective Date	1/ /2013	1/15/2014	1/15/2015	1/15/2016	1/15/2017	1/15/2018	1/15/2019	1/15/2020	1/15/2021	1/15/2022	1/15/2023
$

              The hypothetical stock prices and additional shares set forth above are based on certain assumptions and are for illustrative purposes only. The final applicable stock prices and additional shares will be set forth in the final prospectus and may differ from those set forth above.

              The actual stock price and effective date may not be set forth on the table, in which case:

  •
  if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

  •
  if the stock price on the effective date exceeds $            per share, subject to adjustment as described below, no make-whole premium will be paid; and

  •
  if the stock price on the effective date is less than $            per share, subject to adjustment as described below, no make-whole premium will be paid.

              The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under "—Conversion Rights," other than by operation of an adjustment to the conversion rate by adding the make-whole premium as described above.

              Notwithstanding the foregoing, in no event will the conversion rate exceed                    shares of common stock per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under "Description of the Notes—Conversion Rights—Conversion Rate Adjustments."

              The additional shares delivered to satisfy our obligations to holders that convert their notes in connection with a fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

              Our obligation to deliver additional shares as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Reporting Obligations

              We will deliver to the trustee all reports and other information and documents which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q within 15 days after we file such reports with the SEC. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports will be provided at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements. We will comply with the other provisions of Section 314(a) of the Trust Indenture Act. Furthermore, within 90 days after the end of each fiscal year, we will deliver to the trustee an officer's certificate stating whether the signatory knows of any default or event of default under the indenture, and describe any default or event of default and the efforts to remedy the same.

Events of Default and Acceleration

              The following are events of default under the indenture:

  •
  default in the payment of any principal amount or fundamental change purchase price due with respect to the notes, when the same becomes due and payable, whether or not such payment is prohibited by the subordination provisions of the indenture;

  •
  default in payment of any interest under the notes, which default continues for 30 days, whether or not such payment is prohibited by the subordination provisions of the indenture;

  •
  default in the delivery when due of shares of common stock, including any make-whole premium, and any cash payable upon conversion with respect to the notes, which default continues for ten days;

  •
  our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and the failure to cure (or obtain a waiver of) such default within 75 days after receipt of such notice;

  •
  default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of Theravance for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $15 million, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

  •
  certain events of bankruptcy, insolvency or reorganization affecting us or our significant subsidiaries.

              If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable; provided, however, that so long as any designated senior indebtedness will be outstanding, such acceleration of the notes will not be effective until the earlier of (1) an acceleration of such designated senior indebtedness; or (2) five business days after receipt by the trustee of written notice, or receipt by Theravance of written notice from the trustee, of such acceleration of the notes. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

              Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture with respect to SEC filings that are described above under the caption above "Reporting Obligations," and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will, for the first 180 days after the occurrence of such an event of default, consist exclusively of the right to receive special interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the first 90 days after the occurrence of such an event of default, and 0.50% per annum of the principal amount of the notes outstanding from the 91st day until the 180th day following the occurrence of such an event of default. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 180th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 180th day), whereupon such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 180th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Consolidation, Mergers or Sales of Assets

              The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, other than to one or more of our wholly owned subsidiaries, unless:

  •
  the resulting, surviving or transferee corporation, limited liability company, partnership, trust or other business entity is organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation or other entity (if other than us) assumes all our obligations under the notes and the indenture;

  •
  after giving effect to the transaction, no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

  •
  other conditions described in the indenture are met.

              Upon the assumption of our obligations by such entity in such circumstances, except for a lease of our properties substantially as an entirety and, subject to certain other exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation or other entity might, depending on the facts and circumstances, be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification

              The trustee and we may amend or supplement the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

  •
  alter the manner of calculation or rate of accrual of interest on the note or change the time of payment;

  •
  make the note payable in money or securities other than that stated in the note;

  •
  change the stated maturity of the note;

  •
  reduce the principal amount or fundamental change purchase price with respect to the note;

  •
  make any change that adversely affects the right to require us to purchase the note;

  •
  impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note;

  •
  change the currency of payment of principal of, or interest on, the note;

  •
  except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassification or corporation reorganizations, adversely affect the conversion rights (including any make-whole premium payable) of the note; or

  •
  change the provisions in the indenture that relate to modifying or amending the indenture.

              Without the consent of any holder of notes, the trustee and we may amend or supplement the indenture to:

  •
  evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

  •
  add to our covenants for the benefit of the holders of the notes or surrender any right or power conferred upon us;

  •
  secure our obligations in respect of the notes;

  •
  evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

  •
  comply with the requirements of the SEC in order to maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

  •
  conform the provisions of the indenture to the "Description of the Notes" section in this prospectus;

  •
  cure any ambiguity, omission, defect or inconsistency in the indenture; or

  •
  make any change that does not adversely affect the rights of the holders of the notes in any material respect.

              The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

  •
  waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

  •
  waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock upon conversion, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

              We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, on a fundamental change purchase date or upon conversion or otherwise, cash sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

              We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the current market prices of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

              The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

              The Bank of New York Mellon Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States of America will be the trustee, registrar, paying agent and conversion agent under the indenture.

Global Notes; Book Entry Form

              The notes will be evidenced by one or more global notes. We will deposit the global note or notes with DTC or its custodian and register the global notes in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

              Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

              Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global note.

              We will make payments on a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or fundamental change purchase date, as the case may be, and the maturity date. Neither we, the trustee, registrar, paying agent nor conversion agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

              We have been informed that DTC's practice is to credit participants' accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

              Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

              Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

              DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

              DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

              DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days, or if we provide DTC with written notice that we have decided to discontinue use of the system of book-entry transfer through DTC or its successor, we will issue notes in fully registered certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in fully registered certificated form in exchange for such interest if an event of default has occurred and is continuing.

DESCRIPTION OF CAPPED CALL TRANSACTIONS

              In connection with the pricing of the notes, we expect to enter into one or more capped call transactions (the "base capped call transactions") with one or more of the underwriters or their affiliates (the "hedge counterparties"). The base capped call transaction will cover, subject to customary anti-dilution adjustments, the aggregate number of shares of our common stock underlying the notes (assuming no exercise of the underwriters' option to purchase additional notes).

              We intend to use approximately $             million of the net proceeds from this offering to pay the cost of the base capped call transactions. If the underwriters exercise their option to purchase additional notes, we may use a portion of the proceeds from the sale of the additional notes to enter into additional capped call transactions with the hedge counterparties (together with the base capped call transactions, the "capped call transactions").

              The capped call transactions are expected generally to reduce the potential dilution upon conversion of the notes as described below in the event that the market price of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the conversion price of the notes, and is subject to customary anti-dilution adjustments.

              However, upon conversion of a note, the number of shares that we will be required to deliver will exceed the number of shares we are entitled to receive under the capped call transactions by at least a number of shares with a value (determined in accordance with the capped call transactions) of $1,000. Therefore, any conversion of notes will cause dilution to our common stock, even after taking into account any shares we receive under the capped call transactions. In addition, if the market price of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, the number of shares of common stock we receive under the capped call transactions would be less than the number of shares we are required to deliver to converting holders minus a number of shares with a value (determined in accordance with the capped call transactions) of $1,000, which would increase the net dilution to our common stock.

              The capped call transactions will be automatically exercised at maturity of the notes, subject to certain conditions. We will not be required to make any cash payments to the hedge counterparties or any of their affiliates upon the exercise of such options, but will be entitled to receive from the hedge counterparty a number of shares of our common stock based on the amount by which the market price of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions during a specified averaging period under the capped call transactions. However, if the market price of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions during such averaging period under the capped call transactions, the number of shares of common stock we expect to receive upon exercise of the capped call transactions will be capped based on the amount by which the cap price exceeds the strike price of the capped call transactions.

              For any conversions of notes prior to the close of business on the 95th scheduled trading day immediately preceding the maturity date, including without limitation upon an acquisition of us or similar business combination, a corresponding portion of the capped call transactions will be terminated. Upon such termination, the portion of the capped call transactions being terminated will be settled at fair value (subject to certain limitations), which we expect to receive from the hedge counterparties, and no payments will be due to the hedge counterparties.

              The capped call transactions are separate transactions entered into by us with the hedge counterparties, are not part of the terms of the notes and will not change the holders' rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

              For a discussion of the impact of any market or other activity by the hedge counterparties or their affiliates in connection with the capped call transactions, see "Risk Factors—Risks Related to the Notes—The capped call transactions may affect the value of the notes and our common stock."

DESCRIPTION OF CAPITAL STOCK

General

              The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation, bylaws and governance agreement with GSK.

              Our authorized capital stock consists of 230,230,000 shares, with a par value of $0.01 per share, of which:

  •
  200,000,000 shares are designated as common stock;

  •
  30,000,000 shares are designated as Class A common stock; and

  •
  230,000 shares are designated as preferred stock.

              At September 30, 2012, we had outstanding 97,854,375 shares of common stock, no shares of Class A common stock and no shares of preferred stock. In addition, as of September 30, 2012, an aggregate of 7,532,761 shares of our common stock were subject to outstanding options and restricted stock unit awards and an additional 5,521,882 shares of our common stock were available for future grants under our 2012 Equity Incentive Plan and Amended and Restated 2004 Employee Stock Purchase Plan.

Common Stock

              Our common stock was subject to a call and put arrangement with GSK that expired on September 12, 2007. Following this expiration, we may no longer issue shares of our Class A Common Stock.

Voting Rights

              Unless otherwise provided for in our certificate of incorporation or required by applicable law, on all matters submitted to our stockholders for vote, our common stockholders will be entitled to one vote per share, voting together as a single class.

Dividends

              Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of common stock shall be entitled to share equally in any dividends that our board of directors may determine to pay from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of common stock shall receive common stock, or rights to acquire common stock, as the case may be.

Liquidation

              Upon our liquidation, dissolution or winding-up, the holders of common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Voting Rights for the Election of Directors/Board of Directors Composition

       Authorized Number of Directors

              Our certificate of incorporation and bylaws provide that our board of directors may consist of any number of directors, greater than or equal to one, provided that at any time that GSK's percentage ownership of our voting stock is 50.1% or greater, the authorized number of directors on our board of directors will be no less than nine, or any greater number that is divisible by three. We will increase or decrease the size of our board of directors and fill any newly created directorships as appropriate to achieve our board of directors composition required by our governance agreement with GSK. We will have the right to decrease the size of our board of directors without GSK's consent (and, if desired, to increase it again without GSK's consent to no more than 13 seats).

              Directors are elected by a plurality of holders of our common stock, provided that, if (and so long as) GSK holds 50.1% or more of our outstanding stock, our governance agreement provides that GSK shall be entitled to elect one third of our board of directors, and the rest of the board of directors shall be comprised of two officers of the Company nominated by the nominating committee of our board and independent directors. In addition, if (and so long as) GSK holds 50.1% or more of our outstanding stock, GSK is entitled to designate nominees for one half of the independent directors on the board. For these purposes, "independent directors" include all of our directors that qualify as independent under applicable exchange listing rules, provided that the independent directors nominated by GSK must also be independent of GSK. See "—Governance Agreement—Agreements Related to Our Board of Directors If GSK's Ownership of Our Voting Stock is Greater than 50.1%".

       Vacancies on Our Board of Directors

              Our board has the ability to fill vacancies on our board, provided that if GSK holds 50.1% or more of our outstanding stock, GSK has the right to nominate any replacement for a director nominated by GSK at the end of that director's term or upon removal from office, subject to the approval (with respect to independent directors) of a majority of the directors (other than any director nominated by GSK) with respect to nominations pursuant to the governance agreement. A majority of the directors that were not nominated by GSK have the right to nominate any replacement for a director that was not nominated by GSK. See "—Governance Agreement—Agreements Related to Our Board of Directors If GSK's Ownership of Our Voting Stock is Greater than 50.1%".

Preferred Stock

              Our certificate of incorporation authorizes 230,000 shares of Series A junior participating preferred stock that are purchasable upon exercise of the rights under our rights agreement. See "—Rights Agreement". These shares are:

  •
  not redeemable;

  •
  entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $1.00 per share, and (b) an amount equal to 1,000 times the dividend declared per share of our common stock;

  •
  in the event of a liquidation, dissolution or winding up, entitled to a minimum preferential payment of the greater of (a) $10.00 per share (plus any declared but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of common stock;

  •
  entitled to 1,000 votes, voting together with our common stock;

  •
  in the event of a merger, consolidation or other transaction in which outstanding shares of our common stock are converted or exchanged, entitled to receive 1,000 times the amount received per share of our common stock; and

  •
  entitled to anti-dilution protections.

Corporate Opportunities

              Our certificate of incorporation acknowledges that we and GSK may generally pursue any business opportunities available to us, and have no obligation to offer any business opportunities to the other party. In addition, pursuant to our certificate of incorporation, as between us and GSK and its affiliates, we renounce our interest in and waive any claim that a corporate or business opportunity constituted a corporate opportunity for us so long as the policy regarding treatment of corporate opportunities set forth in our certificate of incorporation is followed. Pursuant to the policy set forth in our certificate of incorporation, a corporate or business opportunity offered to any person who is our director and who is also a director, officer or employee of GSK, will belong to us only if the opportunity is expressly offered to such person primarily in his or her capacity as our director. Otherwise the opportunity will belong to GSK. Our certificate of incorporation provides that these provisions may only be amended by the affirmative vote of at least 85% of the voting power of all shares of our voting stock then outstanding.

Governance Agreement

              The following summary describes the material provisions of our governance agreement with GSK. The governance agreement contains agreements with GSK relating to our corporate governance and future acquisitions or dispositions of our securities by GSK and was put in place in connection with the addition of call and put features on our shares of common stock that expired on September 12, 2007. The rights and obligations of GSK vary based on the level of GSK's ownership of our outstanding securities having the right to vote generally in any election of our directors, referred to in this section "—Governance Agreement" as our "voting stock." As of October 24, 2012, GSK held approximately 26.7% of our voting stock. As described further below, the governance agreement imposes limitations and conditions on GSK's ability to increase its ownership of our voting stock.

Limitations and Exceptions to GSK's Rights to Acquire Our Securities

       Limitation on Acquisition of our Equity Securities by GSK

              Except as agreed to by us in writing following approval by a majority of our independent directors, GSK may not, directly or indirectly:

  •
  acquire any of our equity securities or any rights, warrants, options or securities convertible into equity securities;

  •
  make or participate in any solicitation of proxies to vote from any holders of our equity securities;

  •
  form or participate in a "group" within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended, with any person not bound by the terms of the governance agreement with respect to any of our voting stock;

  •
  acquire any of our assets or rights to purchase any of our assets except for assets offered for sale by us or the acquisition or purchase of our assets pursuant to the existing agreements that we have in place with GSK;

  •
  enter into any arrangement or understanding with others to do any of the actions listed immediately above; and

  •
  act together with others to offer to us or any of our stockholders any business combination, restructuring, recapitalization or similar transaction involving us or otherwise seek together with others to control, change or influence the management, board of directors or our policies or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by our stockholders.

       Permitted GSK Purchases of Our Equity Securities From Us

              GSK may acquire our equity securities from us in the following circumstances:

  •
  if we issue equity securities to a third party (other than pursuant to exercise of options issued as compensation to our directors, officers, employees or consultants), including upon conversion of our 3% Convertible Subordinated Notes due 2015, GSK may purchase all or a portion of the number of equity securities that would bring GSK's percentage ownership of our voting stock to the same level that it was at immediately prior to the issuance of equity securities to the third party at the same price at which the equity securities were sold to the third party;

  •
  the purchase, on a quarterly basis, of equity securities comparable to those that are issued as compensation to our directors, officers, employees or consultants during the preceding quarter pursuant to option exercises or vesting of restricted stock, at the fair market value at the time of GSK's notification to us of its intention to purchase such equity securities that would bring GSK's percentage ownership of our voting stock to the same level that it was at immediately prior to such issuances or vesting;

  •
  the acquisition of additional equity securities issued in connection with a stock split or recapitalization;

  •
  the purchase of equity securities for a pension plan or benefit plan for the benefit of GSK's employees; and

  •
  at any time that GSK holds 50.1% or more of our outstanding voting stock, GSK may purchase additional equity securities if we have determined to sell equity securities to pay all or any portion of the milestones that we may owe GSK pursuant to our existing agreements with GSK. In this event, GSK has the first right to purchase the additional equity securities on the terms that we intend to sell the equity securities; provided that, the voting stock held by GSK at such time was acquired in accordance with the terms of the governance agreement and our certificate of incorporation.

       Permitted GSK Purchases of Equity Securities from Our Stockholders

              GSK may acquire our equity securities from our stockholders in the following circumstances:

  •
  the acquisition of securities of another biotechnology or pharmaceutical company that owns our equity securities (provided that those shares will be subject to the provisions of the governance agreement on the same basis as GSK's holdings of other shares of our common stock); or

  •
  the making of an offer to acquire equity securities if (a) a person or group (other than GSK) acquires 20% or more of our voting stock or (b) our board of directors formally acts to facilitate a change in control of us (other than with GSK), subject to the following conditions:

  •
  that the offer be an offer for 100% of our voting stock;

  •
  that the offer include no condition as to financing; and

  •
  that the offer includes a condition that the holders of a majority of the shares of the voting stock not owned by GSK accept the offer by tendering their shares or voting their shares in favor of the offer.

              The term "change in control" is referred to as (i) an acquisition of us by a third party (ii) any transaction or series of related transactions (including mergers, consolidations and other forms of business consolidations) after which our continuing stockholders hold less than 50% of the outstanding voting securities of either us or the entity that survives the transaction (or the parent of the surviving entity) or (iii) the sale, lease, license, transfer or other disposal of all or substantially all of our business or assets (except that the sale, license or transfer to another party of any of our assets in the ordinary course of business will not be considered a change in control of us if GSK has no contractual rights under our existing agreements with GSK over our asset sold, licensed or transferred).

              GSK can make an offer to our stockholders to acquire outstanding voting stock that would bring GSK's percentage ownership of our voting stock to up to 60% and, once GSK holds 50.1% or more of our outstanding voting stock, GSK can make an offer to our stockholders to merge with us or otherwise acquire outstanding voting stock that would bring GSK's percentage ownership of our voting stock to 100%, subject, in each instance, to the following conditions:

  •
  that the offer includes no conditions to financing;

  •
  that the offer is approved by a majority of our independent directors;

  •
  that the offer includes a condition that the holders of a majority of the shares of our voting stock not owned by GSK accept the offer by tendering their shares in the offer; and

  •
  with respect to a transaction that would result in GSK owning up to 60% of our voting stock, that the shares purchased will be subject to the provisions of the governance agreement on the same basis as the other shares of our common stock held by GSK.

Voting Arrangements

       Agreement to Vote

              GSK shall vote the voting stock held by it (at GSK's election) either (i) in accordance with the recommendation of our independent directors or (ii) in proportion to the votes cast by the other holders of our voting stock.

       Exceptions to Agreement to Vote

              GSK can vote as it chooses on any proposal to:

  •
  effect a change in control of us; or

  •
  issue equity securities to one or more parties (other than in a public offering) that would result in that party or parties holding 20% or more of our voting stock.

              In addition, at any time that GSK holds 50.1% or more of our outstanding voting stock, GSK can also vote as it chooses on any proposal to:

  •
  effect the acquisition by us of any business or assets that would constitute a substantial portion of our business or assets; or

  •
  effect the sale, license or transfer of all or a substantial portion of our business or assets unless GSK has no contractual rights over the business or assets in question pursuant to our strategic alliance agreement with GSK, and such sale, license or transfer occurs in the ordinary course of business.

              If a person or group acting in concert acquires 20% or more of our voting stock, GSK may vote its voting stock without any restrictions.

Agreements Related to Our Board of Directors If GSK's Ownership of Our Voting Stock is Greater than 50.1%

              At any time that GSK holds 50.1% or more of our outstanding voting stock, the following provisions apply with respect to the composition of our board of directors and corporate actions requiring the approval of a majority of the directors nominated by GSK.

       Agreements Related to Our Board of Directors

    Composition of Our Board of Directors

              Our board of directors will include:

  •
  a number of nominees designated by GSK equal to one-third of the aggregate number of directors comprising our board of directors at that time;

  •
  two of our officers nominated by the nominating committee of our board of directors; and

  •
  the remaining members of our board of directors will be independent directors.

              An independent director is a director that complies with the independence requirements for directors with respect to us for companies listed on the Nasdaq Global Market and has business or technical experience, stature and character as is commensurate with service on the board of directors of a publicly traded company. In addition, upon its request, GSK may designate nominees for half of the total number of independent directors. These independent director nominees must be reasonably acceptable to the members of the board of directors not nominated by GSK and must meet the qualifications of an independent director both with respect to us and with respect to GSK. An equal number of independent directors will be nominated by the directors of our board of directors (excluding the directors nominated by GSK). If GSK's percentage ownership of our voting stock falls below 50.1% (subject to certain limitations), then the term of each director nominated by GSK pursuant to this provision will automatically cease.

              Any committee of our board of directors must contain at least one director nominated by GSK except for:

  •
  a committee representing the interests of the holders of common stock;

  •
  a committee of independent directors constituted for the purposes of making any determination that is to be made under the terms of the governance agreement or our certificate of incorporation; or

  •
  a committee in which membership of a director nominated by GSK would be prohibited by applicable law, regulation or stock exchange or trading system listing requirement.

    Approval by a Majority of GSK Nominated Directors of Certain Actions

              The approval of a majority of the directors nominated by GSK will be required to approve any of the following:

  •
  our acquisition of any business or assets that would constitute a substantial portion of our business or assets;

  •
  the sale, lease, license, transfer or other disposal of a substantial portion of our business or assets, tangible or intangible, other than dispositions of assets over which GSK has no contractual rights pursuant to agreements with us or in the ordinary course of business; or

  •
  the repurchase or redemption of any of our equity securities other than (A) redemptions required by the terms of our voting stock or securities convertible into, exchangeable for or exercisable for our voting stock, (B) purchases made at fair market value in connection with any deferred compensation plan that we maintain and (C) repurchases of unvested or restricted stock at or below cost pursuant to a compensation plan.

Severance Arrangements

              We agree not to enter into or amend any existing contract with any of our directors, officers or employees that would provide for any payment, vesting of common stock, acceleration or other benefit or right contingent upon GSK's purchase of any equity securities not prohibited by the governance agreement.

Amendments; Termination

              The governance agreement provides that its provisions may be amended only if the amendment is in writing and signed by GSK and us, and that no amendment will be effective without the approval of a majority of our independent directors.

              The provisions of the governance agreement will terminate at the earliest of (i) when GSK beneficially owns 100% of our outstanding voting stock, (ii) the effective time of a change in control of us and (iii) September 1, 2015.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Bylaw Provisions, Our Rights Agreement and our Governance Agreement with GSK

              Provisions of Delaware law and our certificate of incorporation and bylaws, our rights agreement and our governance agreement with GSK could make an acquisition of us by a third party and the removal of our incumbent officers and directors more difficult. These provisions, summarized below, may discourage coercive takeover practices and inadequate takeover bids and are intended to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

              We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  •
  our board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  •
  upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, such person owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and officers; or

  •
  on or subsequent to such date the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders.

              A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

              Pursuant to the terms of our governance agreement with GSK, we have agreed that we will exempt GSK from the application of Section 203 of the Delaware General Corporation Law. Under

the governance agreement, GSK is subject to certain limitations in its ability to acquire our shares of capital stock. See "—Governance Agreement."

              Our certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our bylaws provide that special meetings of the stockholders can only be called by the Chairman of our board of directors, the chief executive officer, our board of directors or the request of stockholders holding at least 66 2/3% of the outstanding common stock. These provisions, which require the vote of stockholders holding at least 66 2/3% of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

Rights Agreement

              Under our rights agreement, each share of our common stock has associated with it one preferred stock purchase right. Each of these rights entitles its holder to purchase, at a price of $209.25 for each, one one-thousandth of a share of Series A junior participating preferred stock, (each subject to adjustment) under circumstances provided for in the rights agreement. The purpose of our rights agreement is to:

  •
  give our board of directors the opportunity to negotiate with any persons seeking to obtain control of us;

  •
  deter acquisitions of voting control of us without assurance of fair and equal treatment of all of our stockholders; and

  •
  prevent a person from acquiring in the market a sufficient amount of voting power over us to be in a position to block an action sought to be taken by our stockholders.

              The exercise of the rights under our rights agreement would cause substantial dilution to a person attempting to acquire us on terms not approved by our board of directors, and therefore would significantly increase the price that such person would have to pay to complete the acquisition. Our rights agreement may deter a potential acquisition or tender offer. Until a "distribution date" occurs, the rights will:

  •
  not be exercisable;

  •
  be represented by the same certificate that represents the shares with which the rights are associated; and

  •
  trade together with those shares.

              The rights will expire at the close of business on October 8, 2014, unless earlier redeemed or exchanged by us. Following a "distribution date," the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from the shares of our common stock. A "distribution date" would occur upon the earlier of:

  •
  ten business days after a public announcement that the person has become an "acquiring person;" or

  •
  ten business days after a person commences or announces its intention to commence a tender or exchange offer that, if successful, would result in the person becoming an "acquiring person."

              A holder of rights will not, as such, have any rights as a stockholder, including the right to vote or receive dividends.

              Under our rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of 19% or more of the outstanding shares of our common stock. GSK is not an "acquiring person" under our rights agreement for so long as GSK is in compliance with the terms of our governance agreement with GSK. In addition, an "acquiring person" shall not include us, any of our subsidiaries, or any of our employee benefit plans or any person or entity acting pursuant to such employee benefit plans. Our rights agreement also contains provisions designed to prevent the inadvertent triggering of the rights by institutional or certain other stockholders.

              If any person becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of our shares of common stock having a market value of two times the purchase price. If, following a public announcement that a person has become an acquiring person:

  •
  we merge or enter into any similar business combination transaction and we are not the surviving corporation; or

  •
  50% or more of our assets, cash flow or earning power is sold or transferred;

then each holder of a right, other than the acquiring person, will be entitled to purchase a number of shares of common stock of the surviving entity having a market value of two times the purchase price.

              After a person becomes an acquiring person, but prior to such person acquiring 50% of our outstanding common stock, our board of directors may exchange each right, other than rights owned by the acquiring person, for

  •
  one share of common stock;

  •
  one one-thousandth of a share of our Series A junior preferred stock; or

  •
  a fractional share of another series of preferred stock having equivalent value.

              At any time until a person has become an acquiring person, our board of directors may redeem all of the rights at a redemption price of $0.01 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price.

              For so long as the rights are redeemable, our board of directors may amend any provisions in the rights agreement without stockholder consent. After the rights are no longer redeemable, our board of directors may only amend the rights agreement without stockholder consent if such amendment would not change the amendment provisions, adversely affect the interests of the holders of rights, or cause the rights to again become redeemable. Despite the foregoing, at no time may the redemption price of the rights be amended or changed.

              The adoption of the rights agreement and the distribution of the rights should not be taxable to our stockholders or us. Our stockholders may recognize taxable income when the rights become exercisable in accordance with the rights agreement.

Registration Rights

              GSK is entitled to certain rights with respect to the registration of their shares under the Securities Act. GSK's registration rights are contained in our amended and restated investors' rights agreement will expire on the earlier of September 12, 2014, or, the time at which GSK holds two percent or less of our outstanding capital stock and is able to sell all of its shares in a single transaction pursuant to Rule 144 under the Securities Act.

Demand Registration Rights

              GSK has the right to require that we register their common stock, provided such registration relates to not less than 50% in aggregate of our then outstanding shares of common stock held by

GSK. We are only obligated to effect two registrations in response to these demand registration rights. We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or us. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these demand registration rights.

Piggyback Registration Rights

              If we register any securities for public sale, GSK has the right to include the shares of our common stock held by GSK in the registration, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by GSK due to marketing reasons. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these piggyback registration rights.

S-3 Registration Rights

              While we are eligible to file a registration statement on Form S-3, GSK can request that we register their shares, provided that such registration relates to not less than 10% in aggregate of our then outstanding shares of common stock held by GSK and the total price of the shares of common stock offered to the public is at least $1,000,000. GSK may require us to file not more than two Form S-3 registration statements in any 12-month period. We may postpone the filing of a Form S-3 registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or us. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these S-3 registration rights.

Transfer Agent and Registrar

              The transfer agent and registrar for our common stock and the rights is Computershare.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

              The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and common stock into which the notes are convertible. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below.

              This summary is limited to holders who purchase notes upon their initial issuance at their initial issue price and who hold the notes and the common stock into which such notes are convertible as capital assets. This summary does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction, any U.S. federal estate or gift tax rules or the potential application of the Medicare contribution tax. In addition, this discussion does not address tax considerations applicable to a holder's particular circumstances or a holder that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies, or other financial institutions;

  •
  regulated investment companies or real estate investment trusts;

  •
  persons subject to the alternative minimum tax;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  certain former citizens or former long-term residents of the United States;

  •
  U.S. holders, as defined below, whose functional currency is not the U.S. dollar;

  •
  persons who hold the notes or common stock as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction; or

  •
  persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of the notes and common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction.

U.S. Holders

              The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes or the common stock. "U.S. holder" means a beneficial owner of our notes or our common stock that is:

  •
  an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes;

  •
  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

              If a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, holds our notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or common stock, you should consult your own tax advisor.

    Interest

              You will be required to include interest paid on the notes as ordinary income at the time it is paid or accrued, depending upon your regular method of accounting for U.S. federal income tax purposes.

    Sale, Exchange, Repurchase or Redemption of the Notes

              Upon the sale, exchange, repurchase, or redemption of a note, you generally will recognize capital gain or loss equal to the difference between the amount you receive (including the amount of cash and the fair market value of any property) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the cost of the note to you. Any amount attributable to accrued and unpaid interest not previously included in income will be taxable to you as interest, as described above in "—Interest." Any gain or loss that you recognize generally will be treated as long-term capital gain or loss if you have held the notes for more than one year at the time of disposition. Net long-term capital gains of noncorporate U.S. holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

    Conversion of the Notes

              You generally will not recognize gain or loss upon conversion of the notes into our common stock, except with respect to any cash received in lieu of fractional shares and any shares of our common stock you receive with respect to accrued and unpaid interest. Shares of our common stock you receive with respect to accrued and unpaid interested will be treated as a payment of interest as described above in "—Interest." The receipt of cash for a fractional share generally will result in the recognition of gain or loss equal to the difference between the amount of cash received and your adjusted tax basis allocable to the fractional share.

              Your tax basis in common stock received upon conversion of a note (except for common stock received in respect of accrued and unpaid interest) will generally equal your adjusted basis in the note at the time of the conversion, reduced by any basis allocable to a fractional share. Your tax basis in the shares of our common stock received with respect to accrued and unpaid interest will equal the fair market value of such shares. Your holding period for the common stock received will generally include the holding period for the note converted, except that the holding period of shares of our common stock received with respect to accrued and unpaid interest will commence on the day after the date of receipt.

    Constructive Dividends

              U.S. holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion rate of such instruments is adjusted. However, adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of taxable dividends to our stockholders, may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under "—Dividends" below even though you have not received any cash or property as a result of such adjustments. However, it is unclear whether such constructive distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends received deduction applicable to certain dividends paid to corporate holders. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

    Dividends

              Distributions, if any, made on our common stock received upon conversion of the notes generally will be treated as dividends to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by noncorporate U.S. holders, including individuals, are taxed at applicable long-term capital gains rates provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock, and thereafter as capital gain. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

    Sale or Exchange of Common Stock

              Upon the sale or exchange of our common stock received upon conversion of the notes, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Your adjusted tax basis and holding period in common stock received in connection with conversion of notes are determined as discussed above under "—Conversion of the Notes." Any gain or loss that you recognize generally will be treated as long-term capital gain or loss if you have held or are treated as having held the stock for more than one year. Net long-term capital gains of noncorporate U.S. holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

    Backup Withholding and Information Reporting

              U.S. holders may be subject to IRS information reporting and backup withholding on payments of interest on the notes, dividends on common stock, and proceeds from the sale or other disposition of the notes or common stock. A U.S. holder will be subject to backup withholding on these payments if the U.S. holder fails to provide its taxpayer identification number ("TIN") to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding may be imposed when a noncorporate U.S. holder is not otherwise exempt and the U.S. holder: (i) fails to furnish its TIN; (ii) furnishes an incorrect TIN; (iii) is notified by the IRS that it has failed to properly report payments of interest or dividends; or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding.

              You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

              The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes or the common stock. For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of our notes or common stock that is not a U.S. holder or a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

    Interest

              Subject to the discussion below under "—FATCA Legislation," payments of interest made to you on the notes generally will be exempt from U.S. federal income and withholding tax, provided that:

  •
  such payments are not effectively connected with your conduct of a trade or business within the United States (and, in the case of an applicable tax treaty, are not attributable to your permanent establishment in the United States);

  •
  you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  you are not a "controlled foreign corporation" that is related to us, directly or indirectly, through stock ownership within the meaning of the applicable sections of the Code; and

  •
  you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person for U.S. federal income tax purposes, which certification may be made on an IRS Form W-8BEN, or that you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

              If you cannot satisfy the requirements described above, you will be subject to 30% U.S. federal withholding tax with respect to payments of interest on the notes, unless you provide us with a properly executed (i) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

              If you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to your permanent establishment in the United States), you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. person as defined under the Code. You will, however, be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or such lower rate as may be prescribed under an applicable income tax treaty, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

    Conversion of the Notes

              Conversion of the notes into common stock generally will not be a taxable event to you, except with respect to any cash received in lieu of a fractional share of common stock and any common stock received in respect of accrued and unpaid interest, which will be treated as a payment of interest as described above under "—Interest." You will realize gain or loss upon the receipt of cash in lieu of a fractional share of common stock, measured by the difference between the amount of cash received and your tax basis attributable to the fractional share. Such gain will be treated as described under

"—Sale, Exchange, Repurchase or Redemption of the Notes or Sale or Exchange of Common Stock" below.

    Sale, Exchange, Repurchase or Redemption of the Notes or Sale or Exchange of Common Stock

              Subject to the discussion below under "—FATCA Legislation," any gain that you realize upon the sale, exchange, repurchase, or redemption of the notes (except to the extent such gain is attributable to accrued and unpaid interest) and any gain that you realize upon the sale or exchange of common stock generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States;

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition and certain conditions are met; or

  •
  we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or your holding period for our notes or common stock. However, we believe that we are not currently, and do not anticipate becoming, a U.S. real property holding corporation.

              If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States. You are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership, and disposition of the notes or the common stock.

    Constructive Dividends

              Under certain circumstances, you may be deemed to have received a constructive dividend. See "—U.S. Holders—Constructive Dividends" above. Any constructive dividend deemed paid to a non-U.S. holder will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. See "—Dividends" below. It is possible that U.S. federal tax on a constructive dividend would be withheld from subsequent amounts paid to a non-U.S. holder of the notes. A non-U.S. holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

    Dividends

              In general, dividends, if any, received by a non-U.S. holder with respect to the common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. As discussed above, certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable income tax treaty.

    Backup Withholding and Information Reporting

              In general, you will not be subject to backup withholding with respect to payments that we make to you, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person. In addition, you will not be subject to backup withholding with respect to the proceeds of the sale of a note or of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or to know that you are a U.S. person or you otherwise establish an exemption. However, we will be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends or interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

              You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

    FATCA Legislation

              The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as "FATCA"), when applicable, will impose a U.S. federal withholding tax of 30% on certain payments to "foreign financial institutions" (which are broadly defined for this purpose and generally include investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied. Payments subject to withholding tax under FATCA include interest payments on debt instruments issued by U.S. companies (such as the notes) and dividends on common stock of U.S. companies (such as our common stock) (in each case, as proposed, beginning in 2014) and gross proceeds from sales or redemptions of such debt instruments and common stock (as proposed, beginning in 2017). FATCA as initially enacted generally applies to debt instruments issued after March 18, 2012. Proposed Treasury Regulations extend the grandfathering date and provide that FATCA will generally not apply to debt instruments that are outstanding on January 1, 2013 (unless such instruments are significantly modified after that date). While FATCA thus currently applies to the notes and common stock, it is possible that the grandfathering date with respect to debt instruments will be extended again such that the notes (but not our common stock) will not be subject to FATCA.

              If any withholding under FATCA is imposed on dividends or gross proceeds with respect to our common stock or on interest or gross proceeds with respect to the notes, a beneficial owner of our common stock or notes that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld in excess of otherwise applicable withholding tax by filing a U.S. federal income tax return, which may entail significant administrative burden. A beneficial owner that is a foreign financial institution, but not a "participating foreign financial institution" (as defined under FATCA) will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles such beneficial owner to an exemption from, or reduced rate of, tax on the payment that was subject to withholding under FATCA. You should consult your tax advisor regarding the potential implications of FATCA with respect to the notes and any common stock received upon conversion of the notes.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$

Total		$250,000,000

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representative has advised us that the underwriters propose initially to offer the notes at a price of        % of the principal amount of notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of        % of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional notes.

	Per Note		Without Option	With Option
Public offering price		%	$	$
Underwriting discount		%	$	$
Proceeds, before expenses, to us		%	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at $910,000 and are payable by us.

Option to Purchase Additional Notes

              We have granted an option to the underwriters to purchase up to an additional $37,500,000 principal amount of the notes at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase an additional principal amount of the notes proportionate to that underwriter's initial amount reflected in the above table.

New Issue of Notes

              The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Nasdaq Global Market Listing and Transfer Agent

              Our shares are listed on the Nasdaq Global Market under the symbol "THRX."

              The transfer agent and registrar for our common stock is Computershare.

No Sales of Similar Securities

              We, our executive officers and directors and GSK have agreed, with certain limited exceptions, that we and they will not, for a period of 90 days after the date of this prospectus, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly

  •
  offer, pledge, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to any common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Notwithstanding the above, this lock-up provision will not apply to us with respect to (1) the issuance of the notes offered by this prospectus,

(2) the issuance and sale of our common stock to GSK pursuant to any exercise by GSK of its right following the end of each calendar quarter to purchase its pro rata portion of shares that we issued in the preceding quarter (not including the notes offered by this prospectus, for which GSK has waived its right), (3) shares of our common stock issued pursuant to outstanding options, restricted stock units or other rights under our stock option plans or other employee benefits plans existing on the date of this prospectus, (4) options, restricted stock awards or other restricted stock units granted under our equity plans or other employee benefits plans existing on the date of this prospectus, provided that such awards shall not vest or become exercisable prior to the expiration of the lock-up period, except that ordinary course replenishment and promotion stock option grants, restricted stock awards and restricted stock units to be made monthly during the lock-up period may vest on a monthly basis following their grant, (5) shares of our common stock issued upon the exercise of any other option or warrant, settlement of a restricted stock unit or the conversion of a security outstanding on the date of this prospectus, or (6) shares of common stock issued pursuant to our employee stock purchase plan. In addition, this lock-up provision will not apply to our directors and officers with respect to (1) transfers by bona fide gift, or to any trust for the direct or indirect benefit of the director or officer or an immediate family member, provided that, in each case, the transferee or donee agrees in writing to be bound by the lock-up restrictions described above, no filing under the Exchange Act is required or voluntarily made during the lock-up period (other than a Form 5 made after the expiration of the lock-up period) and no public announcement of such transfer is otherwise made, (2) dispositions pursuant to trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act that are in effect as of the date of the lock-up agreement and have been previously disclosed to the representative, (3) the establishment of a new trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act, provided that such plan does not permit transfers or sales of our common stock during the lock-up period and no public announcement or filing under the Exchange Act regarding the establishment of such plan is required or voluntarily made or (4) the surrender of shares to us upon the vesting or settlement of any restricted stock unit or restricted stock award held by the director or officer, provided that such surrender is solely for the purpose of covering such director's or officer's tax liability in connection with the vesting or settlement of such award pursuant to a stock withholding program approved by our board of directors or our compensation committee prior to the date of this prospectus.

Price Stabilization, Short Positions

              In connection with the offering, the underwriters may purchase and sell the notes or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional notes described above. The underwriters may close out any covered short position by either exercising their option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the notes or our common stock prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Capped Call Transactions

              In connection with the pricing of the notes, we expect to enter into one or more capped call transactions (the "base capped call transactions") with one or more of the underwriters or their affiliates, or the "hedge counterparties." If the underwriters exercise their option to purchase additional notes, we may enter into additional capped call transactions with the hedge counterparties (together with the base capped call transactions, the "capped call transactions"). The capped call transactions are expected generally to reduce potential dilution to our common stock upon conversion of the notes. In connection with establishing their initial hedges of the capped call transactions, the hedge counterparties (or affiliates thereof) expect to enter into various derivative transactions with respect to our common stock concurrently with, and/or purchase our common stock shortly after, the pricing of the notes. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of our common stock concurrently with, or shortly after, the pricing of the notes.

              In addition, the hedge counterparties (or affiliates thereof) are likely to modify their hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity date of the notes (and are likely to do so during a specified averaging period under the capped call transactions preceding the maturity date, and on or around any earlier conversion date related to a conversion of the notes).

              In addition, if the capped call transactions fail to become effective when this offering of notes is completed, or if the offering is not completed, the hedge counterparties (or affiliates thereof) are likely to unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

              The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock, which could affect the value of the notes and the value of our common stock you will receive upon any conversion of the notes.

              See "Description of Capped Call Transactions."

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus and the accompanying prospectus by electronic means, such as e-mail.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of notes may be made to the public in that Relevant Member State other than:

    A.
    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    B.
    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

    C.
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person in a Relevant Member State who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

              The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

              This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The notes to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

              Certain legal matters relating to the issuance of the notes offered by this prospectus will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Redwood City, California and Shearman & Sterling LLP, San Francisco, California. Attorneys of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP participating in legal matters in connection with the issuance of the notes offered by this prospectus own 7,012 shares of our common stock. Davis Polk & Wardwell LLP, Menlo Park, California, is counsel to the underwriters in connection with this offering.

EXPERTS

              Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

$250,000,000

          % Convertible Subordinated Notes due 2023

PROSPECTUS

BofA Merrill Lynch

                                                 , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

              The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All the amounts shown are estimates.

Securities and Exchange Commission Registration Fee	$		*
The NASDAQ Stock Market Listing Fees		65,000
Legal Fees and Expenses		520,000
Accounting Fees and Expenses		200,000
Printing and Engraving Expenses		60,000
Miscellaneous		25,000

Total	$		*

*
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (Securities Act), the Registrant is deferring payment of the registration fee for the securities being registered.

Item 15.    Indemnification of Officers and Directors.

              Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's bylaws provide for mandatory indemnification of its directors and officers and those serving at the Registrant's request as directors, officers, employees or agents of other organizations to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's amended and restated certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains liability insurance for its directors and officers.

Item 16.    Exhibits.

Exhibit	Exhibit Description
1.1	Form of Underwriting Agreement
4.4	Form of Indenture for Convertible Subordinated Notes due 2023

Exhibit	Exhibit Description
4.5	Form of Convertible Subordinated Note due 2023 (see Exhibit 4.4)
5.1	Opinion of Shearman & Sterling LLP
5.2	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)
23.3	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page of Registration Statement)
25.1
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture for the Convertible Subordinated Notes due 2023

Item 17.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    2.
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3.
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4.
    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (i)
    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii)
    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

    5.
    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv)
      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 16th day of January, 2013.

THERAVANCE, INC.
By:	/s/ RICK E WINNINGHAM Rick E Winningham Chief Executive Officer

POWER OF ATTORNEY

              KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Rick E Winningham and Michael W. Aguiar, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICK E WINNINGHAM Rick E Winningham	Chief Executive Officer and Director (principal executive officer)	January 16, 2013
/s/ MICHAEL W. AGUIAR Michael W. Aguiar	Senior Vice President, Finance and Chief Financial Officer (principal financial and accounting officer)	January 16, 2013
/s/ HENRIETTA HOLSMAN FORE Henrietta Holsman Fore	Director	January 16, 2013
/s/ ROBERT V. GUNDERSON, JR. Robert V. Gunderson, Jr.	Director	January 16, 2013

Signature	Title	Date

/s/ ARNOLD J. LEVINE, PH.D. Arnold J. Levine, Ph.D.	Director	January 16, 2013
/s/ BURTON MALKIEL, PH.D. Burton Malkiel, Ph.D.	Director	January 16, 2013
/s/ PETER S. RINGROSE, PH.D. Peter S. Ringrose, Ph.D.	Director	January 16, 2013
/s/ WILLIAM H. WALTRIP William H. Waltrip	Director	January 16, 2013
/s/ GEORGE M. WHITESIDES, PH.D. George M. Whitesides, Ph.D.	Director	January 16, 2013
/s/ WILLIAM D. YOUNG William D. Young	Director	January 16, 2013

Index to Exhibits

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement
4.4	Form of Indenture for Convertible Subordinated Notes due 2023
4.5	Form of Convertible Subordinated Note due 2023 (see Exhibit 4.4)
5.1	Opinion of Shearman & Sterling LLP
5.2	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)
23.3	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page of Registration Statement)
25.1
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture for the Convertible Subordinated Notes due 2023